                                1,680,000 SHARES

                              TAG-IT PACIFIC, INC.

                                  COMMON STOCK

    Of the 1,680,000 shares of common stock, par value $0.001 per share (the "Common Stock"), offered hereby (the "Offering"), 1,600,000 shares are being sold by Tag-It Pacific, Inc. (the "Company") and 80,000 shares are being sold by a stockholder (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. Prior to this Offering, there has been no public market for the Common Stock. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on the American Stock Exchange under the symbol "TAG," subject to notice of issuance.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   PRICE       UNDERWRITING                  PROCEEDS TO
                                                                     TO        DISCOUNTS AND   PROCEEDS TO     SELLING
                                                                   PUBLIC     COMMISSIONS(1)    COMPANY(2)   STOCKHOLDER
Per Share.....................................................     $4.00           $0.32          $3.68        $3.68
Total(3)......................................................   $6,720,000      $537,600       $5,888,000    $294,400

(1) Excludes additional compensation to the Underwriters in the form of warrants granted to the Representatives of the Underwriters to purchase 110,000 shares of Common Stock, exercisable over a period of four years commencing one year from the date of this Prospectus (the "Representatives' Warrants"). In addition, the Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

(2) Before deducting estimated expenses of $919,840 payable by the Company, including the Representatives' non-accountable expense allowance, certain consulting fees to be paid following the closing of the Offering and expenses of the Selling Stockholder. See "Principal and Selling Stockholders" and "Underwriting."

(3) The Company and the Selling Stockholder have granted the Underwriters a 45-day option to purchase up to 187,000 additional shares from the Company and 65,000 additional shares from the Selling Stockholder solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholder will be $7,728,000, $618,240, $6,576,160 and $533,600, respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the certificates for the Common Stock will be made against payment therefor at the offices of Cruttenden Roth Incorporated, Irvine, California or through the facilities of the Depository Trust Company, on or about January 28, 1998.

CRUTTENDEN ROTH
INCORPORATED
                                                           JOSEPHTHAL & CO. INC.

                THE DATE OF THIS PROSPECTUS IS JANUARY 23, 1998

                                   [PICTURES]

INSIDE FRONT COVER OF PROSPECTUS:

    Collage of customer logos.

                                   [PICTURES]

INSIDE FOLD OUT SPREAD (2 PAGES) OF PROSPECTUS:

    Pictures of the following product groups:

        HANG TAGS - POCKET FLASHERS - SIZE STICKERS - BAR CODE TAGS

        WOVEN - EMBROIDERED LABELS - JEAN PATCHES

        GIFT SET - HOLIDAY PACKAGING

        LEATHER GOODS - ACCESSORY PACKAGING

        LICENSED & PRIVATE LABEL STATIONERY - BACKPACKS

        JEWELRY PACKAGING

        DESIGNER SHOPPING BAGS

        WATCH - EYEWEAR PACKAGING

        METAL LOGO BUTTONS - ZIPPERS

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANYTIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED UNDER "RISK FACTORS." EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO THE CONSUMMATION ON OCTOBER 17, 1997 OF THE CONSOLIDATION, WHICH AS DESCRIBED UNDER "THE COMPANY," COMBINED THE COMPANY'S SUBSIDIARIES UNDER A SINGLE HOLDING COMPANY, (II) HAS BEEN ADJUSTED TO REFLECT THE CHANGE OF THE STATUS OF PACIFIC TRIM & BELT, INC., A CALIFORNIA CORPORATION, FROM AN S CORPORATION TO A C CORPORATION FOR INCOME TAX PURPOSES, AND (III) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND REPRESENTATIVES' WARRANTS ARE NOT EXERCISED.

                                  THE COMPANY

    Tag-It Pacific, Inc. (the "Company") is a single-source provider of complete brand identity programs to manufacturers of fashion apparel and accessories as well as specialty retailers and mass merchandisers. Such programs communicate a certain lifestyle, image or identity and enable the Company's customers to promote and differentiate their product line or brand. The Company's programs allow its customers, such as Guess?, Calvin Klein, Quiksilver, Carole Little, The Limited, Sony Signatures and Warner Bros., as well as licensees of Yves Saint Laurent, Kenneth Cole, Geoffrey Beene and Pierre Cardin, to outsource most aspects of a brand identity program, including value-added design, materials procurement and manufacturing and distribution coordination of creative packaging, tag, and trim products.

    The Company designs and produces high quality paper, metal and injection molded boxes, woven and leather labels, paper hanging and bar-coded tags, metal jean buttons, and custom shopping bags. The Company also designs and produces specialty private label and licensed stationery as well as related accessories and backpacks. The Company designs approximately 70% of the products it sells. The Company's design capabilities, combined with the Company's experience in materials procurement, and manufacturing and distribution coordination enable the Company to provide customers with complete design solutions for entire product lines that meet not only aesthetic demands, but also functional and cost parameters.

    The majority of the Company's revenues are related to the apparel and accessory markets, both of which are large and growing. The increasing number of fashion-driven apparel and accessory producers and products has made it more difficult for manufacturers to differentiate their products from those of competitors. As a result, manufacturers of fashion-driven consumer products have increased their emphasis on specialty packaging, value-added tags and other promotional material in order to compete for consumer attention in the retail environment. This emphasis on product differentiation has created strong demand for creative image enhancements such as bright, colorful and otherwise highly distinguishable and attractive logos, point-of-sale packaging and signage, tags and labels. In addition, short product life cycles for fashion-driven items, advances in printing and packaging technology, and the diverse geographic locations of specialty packaging or printing vendors and apparel or accessory manufacturers, combine to make the design and execution of complete brand identity programs increasingly more complex. The difficulties associated with executing a program which coordinates these many facets are creating demand for the programs offered by the Company.

    There are a large number of vendors with varying capabilities serving the printing, packaging and trim markets. Apparel and accessory manufacturers often find themselves consuming excessive time, effort and expenses attempting to manage in-house brand identity programs and ship floor-ready packaged products to retailers throughout the global marketplace. To take advantage of the large expanding demand for, and address the increasingly complicated requirements of, effective brand identity programs, the Company has positioned itself as a fully-integrated single-source provider of complete brand identity programs with creative design personnel, sales representatives, assembly workers, program managers and global production and distribution coordinators in Los Angeles, New York, Mexico and Hong Kong. Because specialty packaging or printing vendors are usually specialized in limited product areas, management believes that the Company, with its innovative design and global manufacturing and distribution coordination capabilities, is well positioned to become a recognized single-source provider and a market leader.

    The Company's growth strategy includes the following elements: (i) expand its customer base by promoting its single-source solution and in-house design, materials procurement, and manufacturing and distribution coordination capabilities, (ii) increase customer penetration by targeting additional product lines within existing accounts, (iii) expand its marketing programs and network of sales offices, (iv) broaden its target customer base for products to include cosmetics and specialty foods manufacturers, (v) pursue private label opportunities, and (vi) remain opportunistic with respect to strategic acquisitions.

    The Company was formed to serve as the parent holding company for each of Tag-It, Inc., a California corporation ("Tag-It"), Tag-It Printing & Packaging Ltd., a British Virgin Islands corporation ("Tag-It Hong Kong"), Tag It de Mexico, S.A. de C.V., a qualified Maquiladora ("Tag-It Mexico"), A.G.S. Stationery, Inc., a California corporation ("AGS Stationery") and Pacific Trim & Belt, Inc., a California corporation ("Pacific Trim") (collectively the "Subsidiaries"). Reference to the Company hereafter includes all of the Subsidiaries.

                                  THE OFFERING

Common Stock offered by:

  The Company....................................  1,600,000 shares

  The Selling Stockholder........................  80,000 shares

Common Stock to be outstanding after the           4,070,011 shares(1)
  Offering.......................................

Use of Proceeds..................................  To repay certain indebtedness; develop a national sales network; acquire certain
                                                   fixed assets; establish domestic woven
                                                   label capability; increase inventories to
                                                   maximize efficiencies; and for working
                                                   capital and general corporate purposes.
                                                   See "Use of Proceeds."

American Stock Exchange Symbol...................  "TAG"

------------------------

(1) Excludes (i) an estimated 357,631 shares of Common Stock issuable upon exercise of outstanding options and warrants, (ii) 80,000 shares of Common Stock issuable upon exercise of warrants (the "Bridge Warrants") granted to Cruttenden Roth Bridge Fund, LLC and Beta Research Corporation in connection with that certain bridge financing described in "Underwriting", and (iii) 302,500 shares of Common Stock reserved for issuance pursuant to options that may be granted in the future under the Company's 1997 Stock Incentive Plan. See "Management--Stock Incentive Plan," "Description of Capital Stock--Warrants," "Underwriting" and "Shares Eligible for Future Sale."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                                              THREE MONTHS ENDED
                                                                        FISCAL YEAR ENDED
                                                                           AUGUST 31,            NOVEMBER 30,
                                                                      ---------------------  --------------------
                                                                         1996       1997       1996       1997
                                                                      ----------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Net sales...........................................................  $   14,738  $  19,539  $   4,890  $   4,751
Cost of goods sold..................................................      10,090     12,546      3,341      3,035
                                                                      ----------  ---------  ---------  ---------

  Gross profit......................................................       4,648      6,993      1,549      1,716

Selling, general and administrative expenses........................       4,973      5,897      1,444      1,350
Write-off of printing division......................................      --            232        116     --
                                                                      ----------  ---------  ---------  ---------
  Total operating expenses..........................................       4,973      6,129      1,560      1,350
                                                                      ----------  ---------  ---------  ---------

Income (loss) from operations.......................................        (325)       864        (11)       366
Interest expense....................................................         465        810        197        261
                                                                      ----------  ---------  ---------  ---------
Income (loss) before provision for income taxes.....................        (790)        54       (208)       105
Provision for income taxes(1).......................................      --            113     --             57
                                                                      ----------  ---------  ---------  ---------

  Net income (loss).................................................  $     (790) $     (59) $    (208) $      48
                                                                      ----------  ---------  ---------  ---------
                                                                      ----------  ---------  ---------  ---------
Net income (loss) per share.........................................  $     (.37) $    (.03) $    (.10) $     .02
                                                                      ----------  ---------  ---------  ---------
                                                                      ----------  ---------  ---------  ---------
Weighted average shares outstanding.................................       2,160      2,160      2,160      2,544
                                                                      ----------  ---------  ---------  ---------
                                                                      ----------  ---------  ---------  ---------
Pro forma net loss per share(2).....................................              $    (.02)
                                                                                  ---------
                                                                                  ---------
Pro forma weighted average shares outstanding(2)....................                  2,544
                                                                                  ---------
                                                                                  ---------

                                                                                              NOVEMBER 30, 1997
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(3)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
Cash....................................................................................  $     137    $    3,537
Working capital.........................................................................     (1,164)        2,555
Total assets............................................................................      6,026         9,427
Total liabilities.......................................................................      7,244         5,676
Stockholders' equity (capital deficiency)...............................................     (1,217)        3,751

------------------------

(1) The Provision for income taxes included the effect of the Subsidiaries filing separate tax returns in periods prior to the Consolidation. See "The Company."

(2) To reflect the conversion of a convertible promissory note in the principal amount of $875,000 into 384,402 shares of Common Stock on October 16, 1997.

(3) As adjusted for sale of 1,600,000 shares of Common Stock by the Company at an offering price of $4.00 per share in the Offering.

                                  THE COMPANY

    The Company was incorporated in Delaware in September 1997. The Company was formed to combine several existing related operating entities formed by Harold, Colin and Mark Dyne under a single holding company for the purposes of creating a simplified and unified corporate structure, securing capital for the benefit of all of the individual entities, capturing within the holding company overall operating efficiencies and developing an integrated sales and marketing network. The Company combines Tag-It, Tag-It Hong Kong, Tag-It Mexico, AGS Stationery and Pacific Trim, all of which were related through common stockholders, shared facilities, and certain shared personnel.

    In October 1997, Tag-It Pacific L.L.C., a Delaware limited liability company ("Tag-It Pacific LLC"), (i) acquired directly, and in the case of AGS Stationery, indirectly through AGS Holdings L.L.C., a Delaware limited liability company ("AGS Holdings"), in a single transaction all of the outstanding capital stock of each of the Subsidiaries for an aggregate of 2,470,001 membership units of Tag-It Pacific LLC, and (ii) assumed outstanding warrants to purchase equity securities of certain Subsidiaries which will become exercisable for 62,076 membership units of Tag-It Pacific LLC at a weighted average exercise price of $0.7299 per unit in a stock-for-unit exchange (the "Exchange"). At the time of the Exchange, Pacific Trim converted from an S corporation to a C corporation for tax purposes. Immediately prior to the effectiveness of this Prospectus, the 2,470,001 outstanding membership units of Tag-It Pacific LLC converted into 2,470,001 shares of Common Stock of the Company and outstanding warrants to acquire units converted into warrants to acquire 62,076 shares of Common Stock of the Company (the Exchange and such conversion are referred to as the "Consolidation.")

    Tag-It, founded in May 1991, designs and produces hang tags and specialty packaging products. In October 1994, Tag-It's founders expanded Tag-It's offshore raw material sourcing capabilities and Asian distribution infrastructure by forming Tag-It Hong Kong. In 1996, Tag-It expanded into the licensed and private label stationery business. Also in 1996, to gain the benefits of a larger and more cost-effective in-house labor force, Tag-It commenced operations in Mexico through Tag-It Mexico, a qualified "Maquiladora" under Mexico's Border Industrialization Program. Tag-It, Tag-It Hong Kong and Tag-It Mexico, although separate corporate entities, have always operated as a single functional enterprise.

    In December 1995, AGS Stationery was formed for the limited purpose of designing, manufacturing and marketing Guess? brand stationery products pursuant to an exclusive license covering the United States, Canada, Mexico, Australia and parts of Asia. AGS Stationery is operated separately from the other stationery operations of Tag-It due to provisions of the Guess? license which mandate that voting and management control of AGS Stationery be maintained by Mark Dyne and Colin Dyne. See "Risk Factors--Dependence upon Guess? License."

    Pacific Trim was founded in November 1987 and shares its principal offices and facilities with Tag-It and AGS Stationery. Pacific Trim has been treated as an S corporation for tax purposes since its inception. Due to its S corporation status and the existence of third party shareholders not associated with the Dyne family, Pacific Trim, although operated at the same location as Tag-It and AGS Stationery in Los Angeles and sharing certain overhead and infrastructure resources and certain sales and marketing personnel, has operated as a separate entity for financial reporting, financing and legal purposes.

    As a result of the Exchange, Pacific Trim's S corporation status was terminated. Through the date immediately preceding the date of the termination of its S corporation status (the "Termination Date"), Pacific Trim's earnings will be taxed for federal income tax purposes directly to its shareholders, rather than to the Company. Other than a tax imposed on S corporations by the State of California (currently 1.5% of income), state income taxes on earnings also have been the responsibility of the shareholders of Pacific Trim. On the Termination Date, Pacific Trim became subject to federal and state corporate income taxes. See Note 7 of Notes to Financial Statements.

    Approximately $92,000 of the proceeds of the Offering will be distributed to Pacific Trim's shareholders to permit them to pay income taxes attributable to the earnings of Pacific Trim prior to the Termination Date.

    Immediately prior to the Exchange, the Company and the Pacific Trim shareholders entered into a tax indemnification agreement (the "Tax Agreement") relating to their respective income tax liabilities. Because the Company became fully subject to corporate income taxation on the earnings of Pacific Trim after the Termination Date, the reallocation of income and deductions between the period during which Pacific Trim was treated as an S corporation and the period following the Termination Date may increase the taxable income of one party while decreasing that of another party. Accordingly, the Tax Agreement is intended to assure that taxes are borne by the Company and the shareholders of Pacific Trim only to the extent that such parties received the related income. The Tax Agreement generally provides that, if an adjustment is made to the taxable income of Pacific Trim for a year in which it was treated as an S corporation, the Company will indemnify the Pacific Trim shareholders and the Pacific Trim shareholders will indemnify the Company against any increase in the indemnified party's income tax liability (including interest, penalties and related costs and expenses), to the extent such increase results in a corresponding decrease in the income tax liability of the indemnifying party for that year. The Company has also indemnified the Pacific Trim shareholders against any increase in income tax liability as a result of their receipt of an indemnification payment under the Tax Agreement. Any payment made by the Company to the Pacific Trim shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or state taxing authorities to be non-deductible by the Company for income tax purposes.

    The Exchange will be treated as a reorganization of companies under common control and will be accounted for in a manner similar to a pooling of interests. All information set forth in this Prospectus gives effect to the Consolidation and the conversion of Pacific Trim to a C corporation for tax purposes, including all financial information which is presented on a consolidated basis.

    The Company maintains its principal executive offices at 3820 South Hill Street, Los Angeles, California 90037. The telephone number of its principal executive offices is (213) 234-9606.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE INTENT, BELIEF AND CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS AND ITS OFFICERS, INCLUDING STATEMENTS WITH RESPECT TO THE USE OF PROCEEDS OF THE OFFERING AND TRENDS AFFECTING THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. THE ACCOMPANYING INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH BELOW AND UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "BUSINESS" IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES.

MANAGEMENT OF BUSINESS CHANGES; POTENTIAL GROWTH; POTENTIAL ACQUISITIONS

    The Subsidiaries have been operated under family management since inception and have recently significantly expanded their operations. Such expansion has placed, and any future expansion, internally or through acquisitions, will place, significant demands on the Company's management, operational, administrative, financial and accounting resources. Successful management of the Company's operations will require the Company to continue to implement and improve its financial and management information and reporting systems and procedures on a timely basis. The Company's ability to manage its future growth, if any, will also require it to hire and train new employees, including management and operating personnel, and motivate and manage its new employees and integrate them into its overall operations and culture. The Company recently has made additions to its management team and is in the process of expanding its accounting staff and improving its financial and management information and reporting systems to adapt to its new role as a public company, a process which is expected to continue following the Offering. The Company's failure to manage implementation of its growth strategies and to implement and improve its financial and management information and reporting systems would have a material adverse effect on the Company's results of operations and its ability to implement its growth strategy.

    In the future, the Company may acquire complementary companies, products or technologies, although no specific acquisitions currently are pending or under negotiation. Acquisitions involve numerous risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

    The Company may in the future experience significant quarterly fluctuations in sales, operating income and cash flows as a result of certain factors, including the volume and timing of customer orders received during the quarter, the timing and magnitude of customers' marketing campaigns, the loss of a major customer, the availability and pricing of materials for the Company's products, increased selling, general and administrative expenses incurred in connection with acquisitions or the introduction of new products, the costs and timing of any future acquisitions, the timing and magnitude of capital expenditures, and changes in the Company's product mix or in the relative contribution to sales of the various Subsidiaries. Due to the foregoing factors, it is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    In addition, most of the Company's customers are in the apparel industry, which historically has been subject to substantial cyclical variations. The Company's business has experienced and is expected to continue to experience significant seasonality, in part due to customer buying patterns. A recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on the Company's financial condition and results of operations.

REQUIREMENT FOR INTEGRATED INFORMATION SYSTEM

    The Consolidation and resulting centralized management of the Subsidiaries, implementation of the Company's growth strategies and the general strains of the Company's new role as a public company will place significant demands on the Company's financial and management information and reporting systems and require that the Company significantly expand and improve its financial and operating controls. Additionally, the Company must effectively integrate the information systems of Hong Kong and Mexico with its principal offices in Los Angeles. Although the Company intends to apply a portion of the proceeds of the Offering to the implementation and improvement of its financial and management information and reporting systems and staff, there are no assurances that the Company will be successful in doing so, and the Company's failure to improve its financial and management information and reporting systems could have a material adverse effect on the Company's results of operations and its ability to implement its business strategy.

DEPENDENCE ON KEY CUSTOMERS; ABSENCE OF LONG-TERM CONTRACTS WITH CUSTOMERS

    The Company's two largest customers, Guess? and Swank (a licensee of Yves Saint Laurent, Kenneth Cole, Geoffrey Beene and Pierre Cardin), accounted for approximately 21.2% and 14.4%, respectively, of the Company's net sales (on a consolidated basis) for the three months ended November 30, 1997, approximately 18.3% and 11.1%, respectively, of the Company's net sales (on a consolidated basis) for the year ended August 31, 1997, and approximately 15.1% and 11.4%, respectively, of the Company's net sales (on a consolidated basis) for the year ended August 31, 1996. There can be no assurance that the Company will be able to maintain the current level of sales derived from these or any other customer in the future.

    The Company generally does not enter into long-term sales contracts with its customers requiring them to make purchases from the Company. The Company's sales are generally evidenced by a purchase order and similar documentation limited to a specific sale. As a result, a customer from whom the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. In addition, the Company's customers generally have the right to terminate their relationships with the Company without penalty and on little or no notice. In the absence of such long-term contracts, there can be no assurance that these customers will continue to engage the Company to design and produce products, and thus there can be no assurance that the Company will be able to maintain a consistent level of sales.

    The termination of the Company's business relationship with any of its significant customers or a material reduction in sales to a significant customer could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers."

DEPENDENCE ON KEY PERSONNEL

    The Company's success has and will continue to depend to a significant extent upon certain key management and design and sales personnel, many of whom would be difficult to replace, particularly Colin Dyne, its Chief Executive Officer and Harold Dyne, its President, neither of whom is bound by an employment agreement or the subject of key man insurance. The Company has no current plan to enter into employment agreements with Colin Dyne or Mark Dyne, but does intend to obtain $1 million key man life insurance on Colin Dyne. The loss of the services of one or more of these key executives and other key employees could have a material adverse effect on the Company, including the Company's ability to establish and maintain client relationships. The Company's future success will depend in large part upon its ability to identify, attract, assimilate, retain and motivate personnel with a variety of design, sales, operating and managerial skills. There can be no assurance that the Company will be able to retain and motivate its managerial, design, sales and operating personnel or attract additional qualified members to management, design or sales staff. See "Business--Employees" and "Management."

CONTROL BY EXISTING STOCKHOLDERS

    Upon consummation of the Offering, the Company's officers and directors (and their affiliates), will own approximately 46.6% of the Company's outstanding shares (approximately 43.0% assuming the full exercise of the Over-Allotment Option); and the Dyne family (Harold Dyne, Mark Dyne, Colin Dyne, Larry Dyne and Jonathan Burstein) will own approximately 46.2% of the Company's outstanding shares (approximately 42.7% assuming the full exercise of the Over-Allotment Option). As a result, these stockholders, or the Dyne family acting as a group, will be able to control the Company and its operations, including the election of at least a majority of the Company's Board of Directors and thus the policies of the Company. The voting power of these stockholders could also serve to discourage potential acquirors from seeking to acquire control of the Company through the purchase of the Common Stock, which might have a depressive effect on the price of the Common Stock. See "Management," "Principal and Selling Stockholders," and "Description of Capital Stock."

ACCESS TO FINANCING AND REPLACEMENT OF FACTORS

    Historically, the Company has been capital constrained. The Company's working capital has been provided primarily through related party loans and factoring arrangements, with both related and unrelated parties. See "Certain Transactions." Factoring of its receivables has substantially increased the Company's cost of funds, restricted the Company's ability to sell to customers not approved by the Company's factors, and, in management's opinion, limited the Company's growth potential. Under the Company's factoring arrangements, the amount of cash available to the Company is tied directly to the level of the Company's shipments and the credit quality of the Company's customers. The amount of cash available to the Company has been, and may continue to be, adversely affected by delays in shipment, economic trends in the packaging and garment industry, interest rate fluctuations and the lending policies of the Company's factors. Many of these influences are beyond the Company's control. Following the Offering, the Company expects to replace its factoring relationships with more cost effective asset based financing. However, no assurance can be given that the Company will be able to obtain such financing or any other financing at rates and on terms more favorable to the Company than its current factoring arrangements. Even if the Company is able to obtain alternative financing on acceptable terms, any decrease or material limitation on the amount of capital available to the Company under such arrangements will limit the ability of the Company to expand its sales levels and, therefore, would have a material adverse effect on the Company's financial position, operating results and cash flows. In addition, any significant increases in interest rates will increase the cost of financing to the Company and would have a material adverse effect on the Company's financial position, operating results and cash flows.

DEPENDENCE ON LIMITED ASSEMBLY FACILITIES

    Certain of the Company's products are assembled or finished at the foreign assembly facilities of the Company. Since the Company does not currently operate duplicate facilities in different geographic areas, a disruption of the Company's manufacturing operations resulting from various factors, including human error, foreign trade disruptions, import restrictions, labor disruptions, embargos, government intervention or a natural disaster such as fire, earthquake or flood, could cause the Company to cease or limit its assembly or finishing operations and consequently could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Procurement, Assembly and Finishing."

LIMITED SOURCES OF SUPPLY

    The Company generally does not have long-term agreements with its key sources of supply. Lead times for materials ordered by the Company can vary significantly and depend on factors such as the specific supplier, contract terms and demand for particular materials at a given time. From time to time, the Company has experienced fluctuations in materials prices and disruptions in supply. Shortages or disruptions in the supply of materials, or the inability of the Company to procure such materials from alternate sources at acceptable prices in a timely manner, could lead to the loss of customers due to the failure to timely meet orders which in turn could result in a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATING PAPER COSTS AND PAPER SHORTAGES

    The cost of paper is a principal component of the price the Company charges for its paper products, including its high quality paper boxes, custom shopping bags, hang tags, packaging and stationery products. Historically, the Company has been able to pass on to its customers any increase or decrease in the cost of paper, and therefore maintain its gross margins on paper products during fluctuations in the cost of paper. There can be no assurance, however, that the Company will continue to be able to pass increases in paper costs to its customers. To the extent that the Company's customers are unwilling to absorb increases in paper costs, the Company's results of operations could be materially adversely affected.

    While capacity in the paper industry has remained relatively stable in recent years, increases or decreases in demand for paper have led to corresponding pricing changes and, in periods of high demand, to limitations on the availability of certain grades of paper, including grades utilized by the Company. Any disruption in the Company's paper sources could cause shortages in needed materials which could have a material adverse effect on the Company's results of operations. Although the Company actively manages its paper supply and has established strong relationships with its paper suppliers, the Company does not have any long-term agreements with its key paper suppliers and there can be no assurance that the Company's sources of paper supply will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

COMPETITION

    The industries in which the Company competes are highly competitive and fragmented and include numerous local and regional companies that provide some or all of the services offered by the Company. The Company also competes with United States and international design companies, distributors and manufacturers of tags, packaging products and trims. Some of the Company's competitors, including Paxar, Inc., RVL, Inc., Copac International Packaging, Inc., Universal Button, Inc., and Scovill Fasteners, Inc., have greater name recognition, longer operating histories and, in many cases, substantially greater financial and other resources than the Company.

    In addition, new competitors, potentially with substantially greater resources than the Company, may arise and may develop products which compete with the Company's products. Moreover, there can be no assurance that new or proprietary technology will not be introduced by an existing or new competitor that may make some of the Company's products or services obsolete. To the extent that the Company is unable to compete successfully against its existing and future competitors, its business, operating results and financial condition would be materially adversely affected. While the Company believes that it competes effectively within the value-added design and packaging industry, there are numerous factors that could reduce the Company's ability to compete effectively. See "Business--Competition."

DEPENDENCE UPON GUESS? LICENSE

    The Company, through AGS Stationery, manufactures Guess? stationery products pursuant to an exclusive license with Guess? entered into as of March 1, 1996. Net sales of Guess? stationery products accounted for 10.9% of the Company's consolidated net sales in fiscal year 1997. The Guess? license terminates on December 31, 2001, but may be renewed by the Company through December 31, 2006 so long as the Company is not in breach of the license and generates the required amount of minimum net sales for the two contract years prior to renewal. Guess? may terminate the license before its term expires upon the occurrence of certain events, including (i) if the Company commits a breach of the license and fails to cure that breach within any applicable cure period, (ii) if net sales for any contract year do not meet or exceed the minimum net sales required for such contract year, (iii) if, following any consolidation, sale or merger of AGS Stationery, Mark Dyne and Colin Dyne do not retain, directly or indirectly, the power to vote or direct the voting of more than fifty percent of the outstanding voting securities of AGS Stationery, or (iv) if Colin Dyne leaves the employment of AGS Stationery or otherwise fails to devote the vast majority of his time and efforts to the daily management of AGS Stationery's business, or Mark Dyne ceases to exert, on a regular basis, actual and bona fide management control and oversight over AGS Stationery's business. The Company has structured the Consolidation in order to assure that Mark Dyne and Colin Dyne continue to control the management of AGS Stationery, and Guess? has been notified of this structure and has not objected. See "The Company." The termination of the Guess? license could have a material adverse effect on the Company's business, operating results and financial condition. Additionally, Guess? has certain approval rights over the various aspects of the design, manufacture, marketing and distribution of products under the license and consequently may delay the distribution of products bearing its proprietary marks. There can be no assurance that the Company will not be subject to delays resulting from disagreements with, or an inability to obtain approvals from Guess?. See "Business-- Products--Private Label and Specialty Licenses."

RISK OF PRODUCT RETURNS

    The Company incurs expenses as a result of the return of products by customers, particularly in connection with customers of the Company's licensed stationery business. Such returns may result from sale or return arrangements, defective goods, inadequate performance relative to customer expectations, shipping errors and other causes which are outside the Company's control. Generally, returned items have limited or no value and the Company will be forced to bear the cost of such returns. Product returns could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation, and increases service and warranty costs. Any significant increase in the rate of product returns could have a material adverse effect on the Company's financial position, operating results, and cash flows.

INTERNATIONAL BUSINESS

    During fiscal 1997, approximately 40% of the Company's products were purchased, assembled or finished outside the United States, principally in Hong Kong and Mexico, and the Company intends to continue to purchase, assemble or finish a similar or greater percentage of its products outside of the United States in the future. The Company's international business is subject to numerous risks, including the need to comply with a wide variety of foreign and United States export and import laws, changes in export or import controls, tariffs and other regulatory requirements, the imposition of governmental controls, political and economic instability, trade restrictions, the difficulty of administering business overseas and general economic conditions. The inability of a contractor or supplier to ship orders in a timely manner could cause the Company to miss the delivery date requirements of its customers for those items, which could result in the cancellation of orders, refusal to accept deliveries or a reduction in sales price. Although the Company's international operations are denominated principally in United States dollars, purchases from foreign vendors and sales to foreign customers may also be affected by changes in demand resulting from fluctuations in interest and currency exchange rates, including the recent Asian currency fluctuations. There can be no assurance that these factors will not have a material adverse effect on the Company's business and results of operations. In addition, the Company cannot predict the effects the above risks will have on its business arrangements with its customers, contractors or suppliers. If any such risks were to render the conduct of business in a particular country undesirable or impractical, or if the Company's current contractors or suppliers were to cease doing business with the Company for any reason, the Company's financial position, operating results and cash flows could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Sovereignty over Hong Kong was transferred from the United Kingdom to The People's Republic of China on July 1, 1997. If the business climate in Hong Kong were to experience an adverse change as a result of the transfer, the Company believes it could relocate its production and sourcing facilities outside Hong Kong and replace the products currently produced in Hong Kong with products produced elsewhere without a material adverse effect on the Company's financial condition or results of operations. Nevertheless, there can be no assurance that the Company would be able to do so.

SHARED RESPONSIBILITIES OF CHAIRMAN

    The Company's Chairman, Mark Dyne, also serves as Chief Executive Officer and Chairman of Brilliant Digital Entertainment, Inc. ("Brilliant"), as the joint managing director of Sega Ozisoft Pty., Limited ("Sega Ozisoft"), a director of Monto Holdings Pty. Ltd. ("Monto Holdings") and Nu-Metro Multimedia Pty. Ltd. ("Nu-Metro"), and a co-owner and director of Packard Bell Australia Pty. Ltd. ("Packard Bell NEC Australia"). Mr. Dyne is a shareholder of Sega Enterprises (Australia) Pty., Ltd., which operates a $70 million interactive indoor theme park in Darling Harbor in Sydney, Australia. Brilliant is a production and development studio involved in the production of a new generation of digital entertainment that is being distributed over the internet and on CD-ROM. Sega Ozisoft is an Australia-distributor of software products for many leading publishers, Monto Holdings is a private investment holding company, Nu-Metro is a South African based distributor of multi-media software products and Packard Bell NEC Australia is one of the leading manufacturers and distributors of personal computers through the Australian mass merchant channel. Mr. Dyne is not required to spend a certain amount of time at the Company nor is he able to devote his full time and resources to the Company.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

    The Company anticipates that its existing capital resources, together with the net proceeds of the Offering, will be adequate to satisfy its capital requirements for at least the next 12 months. The Company's future capital requirements will depend, however, on many factors, including but not limited to, results of operations, the size and timing of future acquisitions, if any, and the availability of additional financing. To the extent that existing resources and future earnings are insufficient to fund the Company's activities, the Company may need to raise additional funds through debt or equity financings. No assurance can be given that such additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders. In addition, any equity financing could result in dilution to the Company's stockholders. The Company's inability to obtain adequate funds would adversely affect the Company's operations and ability to implement its strategy. See "--Access to Financing and Replacement of Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE

    The Company is a holding company with no substantial operations and, consequently, is dependent on dividends and other payments from the Subsidiaries for virtually all of its cash flow, including cash flow for management salaries and overhead, to service debt, to make equity investments and to finance its growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

MANAGEMENT'S DISCRETION AS TO USE OF PROCEEDS

    The Company's management will have broad discretion as to the application of the net proceeds to the Company from the sale of Common Stock in the Offering. The net proceeds to the Company are estimated to be approximately $5.0 million (assuming no exercise of the Over-Allotment Option). The Company expects to use approximately $2.1 million of the net proceeds to repay outstanding indebtedness (of which $1.54 million will be used to repay indebtedness to related parties), approximately $1.0 million to develop a national sales and marketing network, including hiring additional sales personnel, approximately $250,000 to acquire and/or lease fixed assets, including bar-code equipment, prototype fabrication equipment, and equipment to upgrade the Company's information systems, approximately $300,000 to finance increased inventory levels to maximize efficiency and volume discounts and approximately $200,000 to establish domestic woven label capacity for rapid turnaround of samples and short-run production. The balance of the net proceeds will be used for working capital and general corporate purposes, including approximately $92,000 that will be distributed to Pacific Trim's shareholders to permit them to pay income taxes attributable to the earnings of Pacific Trim prior to the Termination Date. See "The Company." The Company may change the allocation of these proceeds in response to developments in the industries in which it operates and changes in the Company. See "Use of Proceeds."

NO EARTHQUAKE INSURANCE

    The Company's principal executive offices are located in Los Angeles, California--an area which often experiences earthquakes. The Company faces the risks that it may experience uninsured property damage and/or sustain interruption of its business and operations. The Company does not currently carry insurance against earthquake-related risks.

LIMITED PROPRIETARY PROTECTION

    The Company relies on trademark, trade secret and copyright laws to protect its designs and other proprietary property. The Company does not have United States or foreign patents or patent applications currently pending. If litigation is necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws and the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

    The Company believes that its products do not infringe any validly existing proprietary rights of third parties. Although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future and the Company could be subject to such claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that any such licenses would be available on acceptable terms, if at all, or that the Company would prevail in any such litigation. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price of $4.00 per share is substantially higher than the book value per outstanding share of Common Stock. Specifically, investors will sustain immediate dilution of $3.08 per share (or 77%) based on the adjusted net tangible book value of the Company at November 30, 1997 of $3,750,764. Investors in the Offering therefore will bear a disproportionate part of the financial risk associated with the Company's business while effective control will remain with existing stockholders and management. Additional dilution may occur upon the exercise of outstanding stock options and warrants. See "Dilution" and "Principal and Selling Stockholders."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; ARBITRARY
  DETERMINATION OF OFFERING PRICE

    Prior to the Offering, there has been no public market for the Common Stock. Although the Company has received approval for trading of the Common Stock on the American Stock Exchange, there can be no assurance that an active trading market for the Common Stock will develop as a result of the Offering or, if a trading market does develop, that it will continue or be sustained after the Offering. In the absence of such a market, investors may be unable readily to liquidate their investment in the Common Stock. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements relating to the Company's business (including innovations or new product introductions by the Company or its competitors), changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company as well as other developments affecting the Company or its competitors. In addition, the market for equity securities in general has been volatile and the trading price of the Common Stock could be subject to wide fluctuations in response to general market trends, changes in general conditions in the economy or the financial markets and other factors which may be unrelated to the Company's operating performance. The public offering price of the shares of Common Stock has been determined by arms-length negotiations between the Company, Selling Stockholder and Cruttenden Roth Incorporated and Josephthal & Co. Inc., as representatives of the Underwriters (the "Representatives") and does not necessarily bear any relationship to the Company's assets, book value, earnings history or other investment criteria. There can be no assurance that the shares offered hereby will trade at market prices in excess of the initial public offering price. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of Common Stock by existing stockholders could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the equity markets. Upon completion of the Offering, the Company will have 4,070,011 shares of Common Stock outstanding (4,257,011 if the Over-Allotment Option is exercised in full). Of those shares, the 1,680,000 shares of Common Stock offered hereby (1,932,000 if the Over-Allotment Option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"). The remaining 2,390,011 shares of Common Stock outstanding are "restricted securities," as that term is defined by Rule 144, and are also subject to the holding period, volume and manner of sale limitations of Rule
144. Under certain lock-up agreements, the officers, directors and other stockholders, holding an aggregate of 2,277,894 shares of Common Stock, have agreed that they will not, directly or indirectly, sell, assign or otherwise transfer any shares of Common Stock owned by them for a period of 365 days after the effective date of this Prospectus, without the prior written consent of Cruttenden Roth Incorporated. Upon expiration of the lock-up agreements, such 2,277,894 shares of Common Stock will become eligible for sale, subject to compliance with the volume and manner of sale limitations of Rule 144. See "Shares Eligible for Future Sale" and "Underwriting."

    The Company intends to file a registration statement under the Securities Act to register the shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Incentive Plan (the "1997 Plan"). See "Management--Stock Incentive Plan." This registration statement will become effective immediately upon filing. As of December 31, 1997, options to purchase 260,000 shares of Common Stock and warrants to purchase 177,631 shares of Common Stock (including warrants to purchase an estimated 35,555 shares issued to Troop Meisinger Steuber & Pasich, LLP (the "TMS&P Warrants")) had been granted, none of which had been exercised. See "Description of Capital Stock--Warrants" and "Underwriting." The availability for sale, as well as actual sales, of currently outstanding shares of Common Stock, and shares of Common Stock issuable upon the exercise of options and warrants, may depress the prevailing market price for the Common Stock and could adversely affect the terms upon which the Company would be able to obtain additional equity financing.

ENVIRONMENTAL REGULATIONS

    Certain of the Subsidiaries use hazardous materials in their manufacturing operations. As a result, the Company is subject to federal, state and local regulations governing the storage, use and disposal of such materials. The use and disposal of hazardous materials involves the risk that the Company could be required to incur substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. The liability in the event of an accident or the costs of such actions could exceed the Company's resources or otherwise have a material adverse effect on the Company's business, financial condition or results of operations.

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    The Company's Board of Directors has the authority to issue up to 3,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. Following the Offering, no shares of Preferred Stock of the Company will be outstanding, and the Company has no present intention to issue any shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Anti-Takeover Provisions."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,600,000 shares of Common Stock offered by the Company hereby are estimated to be $5.0 million (approximately $5.6 million if the Over-Allotment Option granted to the Underwriters by the Company is excercised in full), at an initial public offering price of $4.00 per share and after deducting the estimated offering expenses and underwriting discounts and commissions payable by the Company.

    The Company expects to use the estimated net proceeds (i) to repay certain indebtedness, which was incurred to fund the working capital requirements of the Company's operations, of which $1.54 million will be paid to certain related parties (the "Related Party Indebtedness"); (ii) to develop a national sales and marketing network, including hiring of additional sales personnel; (iii) to acquire and/or lease fixed assets, including bar-code equipment, prototype fabrication equipment, and equipment to upgrade the Company's information systems; (iv) to finance increased inventory levels to maximize efficiency and volume discounts; and (v) to establish domestic woven label capability for rapid turnaround of samples and short-run production. The balance of the net proceeds will be used for working capital and general corporate purposes, including approximately $92,000 that will be distributed to Pacific Trim's shareholders to permit them to pay income taxes attributable to the earnings of Pacific Trim prior to the Termination Date. See "The Company."

    The Company anticipates allocating the net proceeds of the Offering among the foregoing uses approximately as follows:

                                                                                    PERCENTAGE
                                                                       AMOUNT OF      OF NET
                            APPLICATION                               NET PROCEEDS   PROCEEDS
--------------------------------------------------------------------  ------------  -----------
Repayment of indebtedness...........................................   $2,127,000        42.8%
Develop national sales and marketing network........................    1,000,000        20.1
Acquire and/or lease fixed assets...................................      250,000         5.0
Increase inventory levels...........................................      300,000         6.1
Establish domestic woven label capability...........................      200,000         4.0
Working capital and general corporate purposes......................    1,091,000        22.0
                                                                      ------------  -----------
  Total.............................................................   $4,968,000       100.0%
                                                                      ------------  -----------
                                                                      ------------  -----------

    The Company is also conducting the Offering to create a market for its Common Stock, to facilitate future access by the Company to the public equity markets and to enhance the Company's public image and credibility to support its marketing efforts, particularly its plans to create a national sales presence in the United States.

    Until the net proceeds of the Offering are used, the Company intends to invest them in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments. The Company's management will have broad discretion as to the application of the net proceeds to the Company from the sale of Common Stock in the Offering. The Company may change the allocation of these proceeds in response to developments in the industries in which it operates and changes in the Company.

    As of December 31, 1997, the Related Party Indebtedness consisted of approximately, (i) $10,000 owed by Tag-It to Harold Dyne with an interest rate of 10.0% per annum, (ii) $15,000 owed by Tag-It to Mark Dyne with an interest rate of 7.5% per annum, (iii) $300,000 owed by AGS Stationery to Monto Holdings Pty. Ltd. ("Monto Holdings") with an interest rate of 7.5% per annum, (iv) $124,626 owed by Pacific Trim to Monto Holdings with an interest rate of 10.0% per annum, (v) $715,000 owed by Tag-It to NPM Investments, Inc. with an interest rate of 7.5% per annum, secured by all of the assets of Tag-It, (vi) $16,000 owed by Tag-It to Pacific Western, Inc. ("Pacific Western") with an interest rate of 7.5% per annum, (vii) $6,000 owed by Pacific Trim to Pacific Western with an interest rate of 7.5% per annum,

(viii) $126,972 owed by Tag-It to NPM Investments, Inc. with an interest rate of 7.5% per annum, (ix) $100,000 owed by Tag-It to Harold Dyne with an interest rate equal to the interest rate on the indebtedness owed by Harold Dyne to Mercantile National Bank (11.75% as of October 15, 1997), (x) $110,000 owed by Pacific Trim to Monto Holdings with an interest rate of 7.5% per annum, and (xi) $12,000 owed by AGS Stationery to Monto Holdings with an interest rate of 7.5% per annum. Except for the indebtedness of Tag-It and Pacific Trim to Pacific Western, all of the Related Party Indebtedness is due and payable on the fifteenth day following delivery of written demand for payment which may be delivered at any time following December 31, 1998. The indebtedness of Tag-It and Pacific Trim to Pacific Western is due and payable on the fifteenth day following delivery of a written demand for payment.

    As of January 20, 1998, the non-Related Party Indebtedness to be repaid by the Company with the net proceeds of the Offering consists of (i) $323,125 owed by the Company to Cruttenden Roth Bridge Fund, LLC with an interest rate of 12.0% per annum and which is due and payable upon the consummation of the Offering, (ii) $226,875 owed by the Company to Beta Research Corporation with an interest rate of 12.0% per annum and which is due and payable upon the consummation of the Offering, (iii) $25,200 owed by Pacific Trim to ECD International, Inc. with an interest rate of 10.0% per annum and which is due and payable on the fifteenth day following the date of delivery of written demand for payment, and (iv) $15,897 owed by Pacific Trim to Raymond Spiro with an interest rate of 10.0% per annum and which is due and payable on the fifteenth day following the date of delivery of written demand for payment.

                                DIVIDEND POLICY

    The Company has no current intention to pay dividends on its Common Stock following the Offering and intends to follow a policy of retaining earnings to finance the growth of its business. Additionally, several of the Company's current credit facilities limit or prohibit the payment of dividends unless certain conditions are satisfied. Any future determination to pay dividends will be at the discretion of the Board of Directors of the Company and will be dependent on the Company's results of operations, financial condition, contractual and legal restrictions and other factors deemed relevant by the Board of Directors at that time.

                                    DILUTION

    The consolidated net tangible book value of the Common Stock as of November 30, 1997, was $(1,217,396) or $(.49) per share. Consolidated net tangible book value per share is equal to the total tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 1,600,000 shares offered by the Company hereby (at an initial offering price of $4.00 per share) and assuming net proceeds to the Company of $4,968,160 (after deducting underwriting discounts and commissions and estimated offering expenses), the consolidated net tangible book value for the Common Stock as of November 30, 1997, would have been $3,750,764, or $0.92 per share. This represents an immediate increase in consolidated net tangible book value of $1.41 per share to existing stockholders and an immediate dilution of $3.08 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution:

Initial public offering price................................             $    4.00
Consolidated net tangible book value per share as of November
  30, 1997...................................................  $    (.49)
Increase per share attributable to new investors.............  $    1.41
                                                               ---------
Consolidated net tangible book value per share as of November
  30, 1997, as adjusted......................................             $    0.92
                                                                          ---------
Dilution per share to new investors..........................             $    3.08
                                                                          ---------
                                                                          ---------

    The following table summarizes, with respect to existing holders of Common Stock and new investors, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration, the percentage of total consideration and the average price per share.

                                                SHARES OF COMMON
                                                 STOCK ACQUIRED      TOTAL CONSIDERATION     AVERAGE
                                              --------------------  ---------------------   PRICE PER
                                               NUMBER     PERCENT     AMOUNT     PERCENT      SHARE
                                              ---------  ---------  ----------  ---------  -----------
All existing stockholders...................  2,470,011      60.69% $  960,000      13.04%  $     .39
New investors...............................  1,600,000      39.31   6,400,000      86.96        4.00
                                              ---------  ---------  ----------  ---------  -----------
                                              4,070,011     100.00% $7,360,000     100.00%  $    1.81
                                              ---------  ---------  ----------  ---------  -----------
                                              ---------  ---------  ----------  ---------  -----------

    The foregoing tables and calculations assume no exercise of outstanding options and warrants. At December 31, 1997, 260,000 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $3.20 per share and 177,631 shares of Common Stock (including warrants to purchase an estimated 35,555 shares of Common Stock under the TMS&P Warrants) were subject to outstanding warrants at a weighted average exercise price of $3.95 per share. If all of the currently exercisable options and warrants are exercised, an additional 162,631 shares would be issued and the dilution to new investors would decrease to $2.99 per share.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at November 30, 1997 and as adjusted to give effect to the sale of the 1,600,000 shares of Common Stock offered by the Company hereby at an offering price of $4.00 per share and the application of the estimated net proceeds therefrom (after deducting underwriting discounts and commissions and estimated offering expenses). See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related notes contained therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                       NOVEMBER 30, 1997
                                                                     ----------------------
                                                                                     AS
                                                                       ACTUAL    ADJUSTED(1)
                                                                     ----------  ----------
Current Liabilities................................................  $5,938,666  $5,620,842
                                                                     ----------  ----------
Total long-term debt, less current portion.........................      55,315      55,315
Notes payable to related parties, less current portion.............   1,249,698         -0-
                                                                     ----------  ----------
Stockholders' deficiency:
  Preferred Stock, $.001 par value; 3,000,000 shares authorized; no
    shares issued and outstanding..................................      --          --
  Common Stock; $.001 par value; 15,000,000 shares authorized;
    shares issued and outstanding, 2,470,011 and 4,070,011.........       2,470       4,070
  Additional paid-in capital.......................................     957,530   5,924,090
  Accumulated deficit..............................................  (2,177,396) (2,177,396)
                                                                     ----------  ----------
Total Stockholders Equity (Capital Deficiency).....................  (1,217,396)  3,750,764
                                                                     ----------  ----------
Total Liabilities and Stockholders Equity..........................  $6,026,283  $9,426,921
                                                                     ----------  ----------
                                                                     ----------  ----------

------------------------

(1) As adjusted for sale of 1,600,000 shares of Common Stock by the Company at an offering price of $4.00 per share in the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

    The following selected consolidated financial data have been derived from the Company's consolidated financial statements, which financial statements for the years ended August 31, 1996 and 1997 have been audited by BDO Seidman, LLP, independent certified public accountants. The consolidated financial statements as of August 31, 1996 and 1997, and for each of the years in the two-year period ended August 31, 1997, and the report thereon, are included elsewhere in this Prospectus. The selected consolidated financial data for the three months ended November 30, 1996 and 1997, as well as the as adjusted balance sheet data, are derived from the unaudited financial statements of the Company and, in the opinion of management, include all adjustments that are necessary to present fairly the results of operations and financial position of the Company for those periods. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes and other financial information included elsewhere in this Prospectus.

                                                         FISCAL YEAR ENDED     THREE MONTHS ENDED
                                                             AUGUST 31,           NOVEMBER 30,
                                                        --------------------  --------------------
                                                          1996       1997       1996       1997
                                                        ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Net sales.............................................  $  14,738  $  19,539  $   4,890  $   4,751
Cost of goods sold....................................     10,090     12,546      3,341      3,035
                                                        ---------  ---------  ---------  ---------
  Gross profit........................................      4,648      6,993      1,549      1,716
Selling, general and administrative expenses..........      4,973      5,897      1,444      1,350
Write-off of printing division........................     --            232        116     --
                                                        ---------  ---------  ---------  ---------
  Total operating expenses............................      4,973      6,129      1,560      1,350
                                                        ---------  ---------  ---------  ---------
Income (loss) from operations.........................       (325)       864        (11)       366
Interest expense......................................        465        810        197        261
                                                        ---------  ---------  ---------  ---------
Income (loss) before provision for income taxes.......       (790)        54       (208)       105
Provision for income taxes(1)                              --            113     --             57
                                                        ---------  ---------  ---------  ---------
  Net loss............................................  $    (790) $     (59) $    (208) $      48
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Net loss per share....................................  $    (.37) $    (.03) $    (.10) $     .02
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Weighted average shares outstanding...................      2,160      2,160      2,160      2,544
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------
Pro forma net loss per share(2).......................             $    (.02)
                                                                   ---------
                                                                   ---------
Pro forma weighted average shares ourstanding(2)......                 2,544
                                                                   ---------
                                                                   ---------

                                                                                          NOVEMBER 30, 1997
                                                                                      -------------------------
                                                                                       ACTUAL    AS ADJUSTED(3)
                                                                                      ---------  --------------
BALANCE SHEET DATA:
Cash................................................................................  $     137    $    3,537
Working capital.....................................................................     (1,164)        2,555
Total assets........................................................................      6,026         9,427
Total liabilities...................................................................      7,244         5,676
Stockholders' equity (capital deficiency)...........................................     (1,217)        3,751

------------------------

(1) The provision for income taxes includes the effect of the Subsidiaries filing separate tax returns in years prior to the Consolidation.

(2) To reflect the conversion of a convertible promissory note in the principal amount of $875,000 into 384,402 shares of Common Stock on October 16, 1997.

(3) As adjusted for sale of 1,600,000 shares of Common Stock by the Company at an offering price of $4.00 per share in the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE SELECTED FINANCIAL DATA, CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. MOREOVER, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

OVERVIEW

    The Company is a single source provider of complete brand identity programs to manufacturers of fashion apparel and accessories as well as specialty retailers and mass merchandisers.

    Revenues for all product lines are recognized at the time of product shipment. Cost of goods sold consists primarily of raw material purchases, direct labor, certain art and design costs associated with the product development process, die and printing plate charges, finishing costs, freight-in costs and royalties associated with the Guess? license. The Company develops photographic films, dies and designs art images which are used for various products. Development costs associated with films, dies or designs art images which are deemed to have no future use are expensed as incurred, while development costs associated with films, dies or designs art images which are deemed to have future use are capitalized and are amortized over three years on a straight line basis.

    Historically, the Company has been capital constrained. The Company's working capital has been provided primarily through related party loans and factoring arrangements. Factoring of its receivables has substantially increased the cost of funds, restricted the Company's ability to sell to customers not approved by the Company's factors, and, in management's opinion, limited the Company's growth potential. In addition, meeting its factoring obligations, has required cash which would otherwise have been used by the Company for cost efficient raw material purchases and to further expand its business. For example, in fiscal 1997, the Company purchased approximately $3.5 million of paper products used in its business, but because of capital constraints, was frequently unable to take advantage of volume purchase discounts which would have lowered its overall cost of materials and cost of goods sold. From the proceeds of this Offering, the Company plans to repay substantially all of its debt and discontinue its factoring arrangements which will substantially reduce interest expense. In addition, the Company plans to take advantage of volume material purchase discounts which management believes will enhance the Company's profitability.

    Beginning in September 1996, the Company implemented several strategies which contributed to a 32.6% growth in net sales in fiscal 1997 and which are anticipated to facilitate further growth in net sales. These strategies included the establishment of an assembly operation in Mexico, which enabled the Company to attract significant new business and to conduct assembly operations at a lower cost, the start-up of the Company's private-label and licensed stationery business and the expansion of its sales and marketing efforts.

    The Company plans to change its fiscal year end from August 31 to December 31 following the completion of the Offering.

RESULTS OF OPERATIONS

    The following tables sets forth, for the periods indicated, certain selected statement of operations data expressed as a percentage of net sales:

                                                                                               THREE MONTHS ENDED
                                                                             YEAR ENDED
                                                                             AUGUST 31,           NOVEMBER 30,
                                                                        --------------------  --------------------
                                                                          1996       1997       1996       1997
                                                                        ---------  ---------  ---------  ---------
Net sales.............................................................      100.0%     100.0%     100.0%     100.0%
Cost of goods sold....................................................       68.5       64.2       68.3       63.9
                                                                        ---------  ---------  ---------  ---------
Gross profit..........................................................       31.5       35.8       31.7       36.1
Selling, general and administrative expenses..........................       33.7       30.2       29.5       28.4
                                                                        ---------  ---------  ---------  ---------
Income (loss) from operations.........................................       (2.2)%       4.4%     (0.2)%       7.7%
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

COMPARISON OF THREE MONTHS ENDED NOVEMBER 30, 1996 AND NOVEMBER 30, 1997

    NET SALES. Net sales decreased approximately $139,000 to $4.75 million or (2.8%) for the three months ended November 30, 1997 from $4.89 million for the three months ended November 30, 1996. The decrease in net sales is primarily the result of the shipment of specialty stationery products for the holiday season in December 1997 rather than November 1997, as occurred in the three months ended November 30, 1996. Such decrease in net sales was partially offset by higher net sales in apparel trim products.

    GROSS PROFIT. Gross profit increased approximately $167,000 or 10.8% to $1.7 million for the three months ended November 30, 1997 from $1.5 million for the three months ended November 30, 1996. Gross margin as a percentage of net sales increased to approximately 36.1% as compared to 31.6% for the three months ended November 30, 1996. The increase in gross margin is attributable to improved overhead absorption, labor and other cost savings associated with normalized production at the Company's Mexico facility, lower overhead resulting from termination of printing operations in November 1996 and increased sales of higher margin specialty packaging products.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased approximately $94,000 to $1.3 million for the three months ended November 30, 1997 from $1.4 million for the three months ended November 30, 1996. As a percentage of net sales, these expenses decreased to 28.4% in the three months ended November 30, 1997 compared to 29.5% for the three months ended November 30, 1996.

    PRINTING DIVISION EXPENSE. In the three months ended November 30, 1996, the Company incurred approximately $116,000 of incremental printing costs associated with its captive printing division which was closed in February 1997.

    INTEREST EXPENSE. Interest expense increased approximately $64,000 or 32.2% to $260,000 for the three months ended November 30, 1997 from $197,000 for the prior fiscal quarter. This increase is attributable to increased factoring expenses associated with increased working capital requirements and increased debt.

    PROVISION FOR INCOME TAXES. The provision for income taxes increased to approximately $57,000 for the three months ended November 30, 1997 as compared to no tax provision for the three months ended November 30, 1996. Provision for income taxes has been made for each Subsidiary through October 17, 1997, the date of the consummation of the Consolidation. Notwithstanding the Consolidation, operating losses from AGS Stationery were not available to offset taxable income of the Company's other Subsidiaries and in future periods may only be used to offset future AGS Stationery profits.

    NET INCOME. Net income was $48,000 for the three months ended November 30, 1997 as compared to a net loss of $208,000 for the three months ended November 30, 1996.

COMPARISON OF FISCAL YEAR ENDED AUGUST 31, 1996 AND AUGUST 31, 1997

    NET SALES. Net sales increased approximately $4.8 million or 32.6% to $19.5 million for the fiscal year ended August 31, 1997 from $14.7 million for the prior fiscal year. A substantial portion of the net sales increase was due to increased sales of hang tag and specialty packaging products to the Company's two largest customers, Guess? and Swank, sales to new customers including Calvin Klein Jeans as well as the hang tag and label sales pursuant to the Warner Bros. Looney Tunes licensing agreement. Increases in specialty packaging and custom shopping bag sales is directly related to the opening of the Mexico facility which provided the Company with greater assembly and finishing capacity at lower costs. Other sales increases were attributable to the commencement of sales of the Guess? licensed stationery.

    GROSS PROFIT. Gross profit increased approximately $2.4 million or 50.5% to $7.0 million for the fiscal year ended August 31, 1997 from $4.6 million for the prior fiscal year. Gross margin as a percentage of net sales increased to approximately 35.8% for the 1997 fiscal year as compared to 31.5% for the prior fiscal year. The increase in gross margin is attributable to improved overhead absorption and substantial labor and other cost savings associated with production of specialty packaging and high quality shopping bags at the Company's Mexico facility.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased approximately $923,000 or 18.6% to $5.9 million for the fiscal year ended August 31, 1997 from $5.0 million for the prior fiscal year; however, as a percentage of net sales, these expenses declined to 30.2% in fiscal 1997 compared to 33.7% in the prior period. Increases in expenses were attributable to a higher level of sales, marketing and other general expenses associated with the launching of the Guess? stationery line and other private label and licensed stationery business, and higher selling expenses associated with increased sales of hang tag and specialty packaging products.

    Direct art costs capitalized as part of the Company's art designs total $45,732 and $134,256 for the years ended August 31, 1996 and 1997, respectively. Amortization of capitalized art costs of $7,622 and $37,620 for the 1996 and 1997 fiscal years, respectively, are included in cost of goods sold. Capitalized costs to develop photographic films and dies equaled $225,718 and $246,825 for the years ended August 31, 1996 and 1997, respectively. Amortization of capitalized film and die costs of $45,865 and $104,011 for the 1996 and 1997 fiscal years, respectively, are included in selling, general and administrative expenses.

    PRINTING DIVISION EXPENSE. The Company incurred approximately $232,000 of incremental printing costs associated with the operation of its captive printing division which was closed during fiscal 1997.

    INTEREST EXPENSE. Interest expense increased approximately $346,000 or 74.4% to $811,000 for the fiscal year ended August 31, 1997 from $465,000 for the prior fiscal year. This increase is attributable to increased factoring expenses associated with increased sales.

    PROVISION FOR INCOME TAXES. The provision for income taxes increased to approximately $113,000 for the fiscal year ended August 31, 1997 as compared with no tax provision for the prior fiscal year. Notwithstanding the Consolidation, operating losses from AGS Stationery were not available to offset taxable income of the Company's other Subsidiaries and in future periods may only be used to offset future AGS Stationery profits.

    NET LOSS. Net loss was $59,000 for the fiscal year ended August 31, 1997 as compared to a net loss of approximately $790,000 for the prior fiscal year.

QUARTERLY RESULTS

    The Company's quarterly operating results have varied in the past and can be expected to vary in the future. Fluctuations in operating results generally are caused by a number of factors, including the volume and timing of customer orders received during the quarter, the timing and magnitude of customers' marketing campaigns, the loss of a major customer, the availability and pricing of materials for the Company's products, increased selling, general and administrative expenses which may be incurred in connection with acquisitions or the introduction of new products, the costs and timing of any future acquisitions, the timing and magnitude of capital expenditures, and changes in the Company's product mix or in the relative contribution to sales of the various Subsidiaries.

    The following table presents certain data for each of the Company's last five fiscal quarters. This information has been derived from unaudited Consolidated Financial Statements which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. These operating results are not necessarily indicative of results for any future period.

                                                                           THREE MONTHS ENDED
                                                                         (AMOUNTS IN THOUSANDS)
                                                  ---------------------------------------------------------------------
                                                  NOVEMBER 30,   FEBRUARY 28,     MAY 31,    AUGUST 31,   NOVEMBER 30,
                                                      1996           1997          1997         1997          1997
                                                  -------------  -------------  -----------  -----------  -------------
STATEMENT OF OPERATIONS DATA:
Net sales.......................................    $   4,890      $   4,443     $   4,067    $   6,139     $   4,751
Cost of goods sold..............................        3,341          2,859         2,567        3,779         3,035
                                                       ------         ------    -----------  -----------       ------
Gross profit....................................        1,549          1,584         1,500        2,360         1,716
Selling, general and administrative expenses....        1,560          1,569         1,304        1,696         1,350
                                                       ------         ------    -----------  -----------       ------
Income (loss) from operations...................    $     (11)     $      15     $     196    $     664     $     366
                                                       ------         ------    -----------  -----------       ------
                                                       ------         ------    -----------  -----------       ------

AS A PERCENTAGE OF NET SALES:
Cost of goods sold..............................      68.3%            64.4%         63.1%        61.6%         63.9%
Gross profit....................................      31.7%             35.6%        36.9%        38.4%         36.1%
Selling, general and administrative expenses....      31.9%             35.3%        32.1%        27.6%         28.4%
Income (loss) from operations...................     (0.2)%              0.3%         4.8%        10.8%          7.7%

LIQUIDITY AND CAPITAL RESOURCES

    During fiscal 1995 and 1996 the Company satisfied its working capital requirements primarily through cash flows generated from operations, borrowings under factoring agreements with Heller Financial, Inc. ("Heller Financial") and Safcor, Inc. ("Safcor") and related party borrowings. Generally, the Company's borrowing requirements have been somewhat seasonal, with the peak working capital needs occurring at the end of the calendar year.

    Pursuant to the terms of its factoring agreements, the Company's factors purchase the Company's eligible accounts receivable and assume the credit risk only with respect to those accounts for which the factors have given prior approval. Where the Company's factors do not assume the credit risk for a receivable, the collection risk associated with the receivable remains with the Company and if the factor, in its discretion, determines to advance against the receivable, the customer's payment obligation is recorded as a Company receivable and the advance from the factor is recorded as a current liability. As of November 30, 1997, the amount factored without recourse was $987,184 and the net amount due to the factor recorded as a current liability was $281,343.

    As of November 30, 1997 the Company had outstanding related party debt of approximately $1.54 million and non-related party debt of approximately $178,000. All related party debt is due and payable on the fifteenth day following the date of delivery of written demand for payment which may be delivered at any time after December 31, 1998. As of January 20, 1998, Cruttenden Roth Bridge Fund, LLC and Beta Research Corporation purchased $323,125 and $226,875, respectively, of the Company's Senior Subordinated Secured Notes (the "Bridge Notes"), the proceeds of which will be used by the Company for working capital pending the consummation of the Offering. See "Underwriting."

    Net cash (used in) provided by operating activities was approximately ($1,230,000) and $236,000 for fiscal years 1996 and 1997, respectively and ($477,000) and ($424,000) for the three months ended November 30, 1996 and 1997, respectively. Cash used in operating activities during 1996 resulted primarily from the operating losses incurred relating to the start up of the Guess? licensed stationery line including operating expenses and the purchases of inventory. Cash provided by operating activities during 1997 resulted primarily from higher accounts payable and accrued expenses offset partially by increased trade credit and increased inventory. In addition, the Company used cash to increase inventory during 1997 to support the Guess? stationery launch and increased customer orders for hang tags and specialty packaging. Cash used in the three months ended November 30, 1996 resulted primarily from operating losses incurred relating to the start-up of the Company's Guess? licensed stationery line. Cash used in operations in the three months ended November 30, 1997 resulted primarily from increased accounts receivable, increased inventory and expenses related to the Offering, partially offset by increases in accounts payable.

    Net cash used in investing activities was $463,000 and $610,000 for fiscal years 1996 and 1997, respectively and $64,000 and $137,000, respectively for the three months ended November 30, 1996 and 1997, respectively. Those activities related primarily to capital expenditures related to the leasing of equipment and expenditures for office and assembly equipment in connection with the Mexico facility.

    Net cash provided by financing activities was approximately $1,685,000 and $433,000 for 1996 and 1997, respectively and $511,000 and $550,000 for the three months ended November 30, 1996 and 1997, respectively. The net cash provided by financing activities in fiscal 1996 and the three months ended November 30, 1996 was provided primarily by borrowings from related parties and net advances from factors. Net cash in fiscal 1997 and the three months ended November 30, 1997 was provided by borrowings from related parties and offset by decreases in net advances from factors.

    The Company is continually evaluating various financing strategies to be utilized in expanding its business and to fund future growth or acquisitions. The Company's future capital requirements will depend, however, on many factors, including but not limited to, results of operations, the size and timing of future acquisitions, if any, and the availability of additional financing. To the extent that existing resources and future earnings are insufficient to fund the Company's activities, the Company may need to raise additional funds through debt or equity financings. No assurance can be given that such additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders. In addition, any equity financing could result in dilution to the Company's stockholders. The Company's inability to obtain adequate funds would adversely affect the Company's operations and ability to implement its strategy.

    Management of the Company anticipates that the net proceeds from the Offering, combined with cash flow from operations, will provide adequate liquidity to fund its business growth plans and its operations for at least the next 12 months. The Company intends to use a portion of the net proceeds from the Offering to satisfy all obligations existing under the Heller Financial and Safcor factoring arrangements and to repay all outstanding Related Party Indebtedness and the Bridge Notes.

NEW ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"), which is effective for financial statements issued for the periods after December 15, 1997, including interim periods. Statement 128 requires the restatement of all prior period earnings per share ("EPS") data presented. Some of the changes made to current EPS standards include (i) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS; (ii) eliminating the modified treasury stock method and the three percent materiality provision; and (iii) revising the contingent share provision and the supplemental EPS data requirements. Statement 128 also requires dual presentation of basic and diluted EPS on the face of the income statement, as well as a reconciliation of the numerator and denominator used in the two computations of EPS. Basic EPS is defined by Statement 128 as net income from continuing operations divided by the average number of common shares outstanding without the consideration of common stock equivalents which may be dilutive to EPS. The Company does not expect the adoption will have a material effect on its EPS calculation.

    In 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("Statement 129"), which is effective for financial statements ending after December 15, 1997. Statement 129 reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by Statement 128. The Company does not expect adoption of Statement 129 to have a material effect, if any, on its consolidated financial position or results of operation.

    During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"), which is effective for financial statements with fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company has not determined the effect on its consolidated financial position or results of operations, if any, from the adoption of this statement.

    During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("Statement 130"), which is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to stockholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of Statement 131 to have a material effect, if any, on its consolidated results of operation.

YEAR 2000 MODIFICATIONS

    The Company is currently reviewing its computer systems in order to evaluate if any modifications are necessary for the year 2000. The Company currently does not anticipate that any material modifications or expenditures will be required in its computer systems for the year 2000.

                                    BUSINESS

GENERAL

    Tag-It Pacific, Inc. (the "Company") is a single-source provider of complete brand identity programs to manufacturers of fashion apparel and accessories as well as specialty retailers and mass merchandisers. Such programs communicate a certain lifestyle, image or identity and enable the Company's customers to promote and differentiate their product line or brand. The Company's programs allow its customers, such as Guess?, Calvin Klein Jeans, Quiksilver, Carole Little, The Limited, Sony Signatures and Warner Bros, as well as licensees of Yves Saint Laurent, Kenneth Cole, Geoffrey Beene and Pierre Cardin, to outsource most aspects of a brand identity program, including value-added design, materials procurement, and manufacturing and distribution coordination of creative packaging, tag, and trim products.

    The Company designs and produces high quality paper, metal and injection molded boxes, woven and leather labels, paper-hanging and bar-coded tags, metal jean buttons, and custom shopping bags. The Company also designs and produces specialty private label and licensed stationery as well as related accessories and backpacks. The Company designs approximately 70% of the products it sells. The Company's design capabilities, combined with the Company's experience in materials procurement, and manufacturing and distribution coordination enable the Company to provide customers with complete design solutions for entire product lines that meet not only aesthetic demands, but also functional and cost parameters.

INDUSTRY BACKGROUND

    The majority of the Company's revenues are related to the apparel and accessory markets, both of which are large and growing. According to The TOPLINE REPORT published by the NPD Group, Inc., annual apparel sales in 1996 in the United States equaled $161.4 billion, up from $152.5 billion in 1995. The increasing number of fashion-driven apparel and accessory producers and products has made it more difficult for manufacturers to differentiate their products from those of competitors. As a result, these manufacturers have increased their emphasis on specialty packaging, value-added tags and other promotional material in order to compete for consumer attention in the retail environment. This emphasis on product differentiation has created strong demand for creative image enhancements such as bright, colorful and otherwise highly distinguishable and attractive logos, point-of-sale packaging and signage, tags and labels. For example, the primary distinction among many brand oriented products such as designer jeans are woven and leather labels, buttons and trims. Where designer jeans are displayed by retail stores, the trims, hang tags and pocket tags are used to attract customer attention, as well as to provide important consumer information. Similarly, wallets and designer jewelry, which are in many cases difficult to visually distinguish, are often differentiated by specially designed boxes, which then become a significant factor in attracting consumer attention.

    Short product life cycles for fashion-driven items, advances in printing and packaging technology, and the diverse geographic locations of specialty packaging or printing vendors and apparel or accessory manufacturers, combine to make the design and execution of complete brand identity programs increasingly more complex. Manufacturers demand complex assortments of specialty packaging, hang tags, labels and trim items compliant with a number of color, materials, printing, bar coding and other quality standards and timely delivery that can generally only be provided by a single vendor able to coordinate its manufacturing and distribution on a world-wide basis. While apparel and accessory manufacturers are actively involved in the design and manufacture of their proprietary product lines, the design and production of critical point-of-sale differentiators are ancillary to their primary business and are often out-sourced to multiple separate vendors typically overseen by the manufacturer or a separate vendor agency. Apparel and accessory manufacturers who oversee their own multi-vendor brand identify programs often find themselves consuming excessive time, effort and expenses attempting to manage in-house brand identity programs and ship floor-ready packaged products to retailers throughout the global marketplace.

The difficulties associated with executing a program which coordinates these many facets are creating demand for the single source programs offered by the Company.

THE TAG-IT PACIFIC SOLUTION

    To take advantage of the large expanding demand for, and address the increasingly complicated requirements of, effective brand identity programs, the Company has positioned itself as a fully-integrated single-source provider of complete brand identity programs with creative design personnel, sales representatives, assembly workers, program managers and global production and distribution coordinators and with offices located in Los Angeles, New York, Mexico and Hong Kong. Because specialty packaging or printing vendors usually specialize in limited product areas, management believes that the Company, with its innovative designs and its global manufacturing and distribution coordination, is well positioned to become a recognized single-source provider and a market leader.

TAG-IT PACIFIC GROWTH STRATEGY

    The Company's growth strategy includes the following elements: (i) expand its customer base by promoting its single-source solution and in-house design, materials procurement, and manufacturing and distribution coordination capabilities, (ii) increase customer penetration by targeting additional product lines within existing accounts, (iii) expand its marketing programs and network of sales offices, (iv) broaden its target customer base for products to include cosmetics and specialty foods manufacturers, (v) pursue private label opportunities, and (vi) remain opportunistic with respect to strategic acquisitions.

    EXPAND THE COMPANY'S CUSTOMER BASE BY PROMOTING ITS SINGLE SOURCE SOLUTIONS AND IN-HOUSE DESIGN, MANUFACTURING AND DISTRIBUTION COORDINATION
CAPABILITIES. The Company plans to expand its reputation as a single source provider of specialty packaging and tag and trim needs. The Company's design capabilities, combined with the Company's experience in materials procurement, and manufacturing and distribution coordination enable the Company to provide customers with a complete design solution for entire product lines that meet not only aesthetic demands, but also functional and cost parameters. Because of its single source provider capability, the Company's customers do not have to maintain the same level of oversight as is required for numerous separate vendors, allowing the customer to realize an internal cost savings in addition to the competitive pricing offered by the Company.

    INCREASE CUSTOMER PENETRATION BY TARGETING ADDITIONAL PRODUCT LINES WITHIN EXISTING ACCOUNTS. The Company intends, through increased account coverage and client monitoring, to further penetrate each individual customer account it currently services with additional products and services. The Company plans to increase sales by actively marketing its total solution design capabilities to new and existing clients.

    EXPAND ITS MARKETING PROGRAMS AND NETWORK OF SALES OFFICES. The Company intends to continue developing a sales and marketing network to offer its fully integrated design, manufacturing and distribution capabilities in the key apparel and accessory manufacturing centers in the United States and possibly in Asia and South America.

    BROADEN ITS TARGET CUSTOMER BASE FOR PRODUCTS TO INCLUDE COSMETICS AND SPECIALTY FOODS MANUFACTURERS. The Company has begun to exploit its experience in the apparel and accessories industry to other industries and applications such as specialty packaging tags and labels for cosmetics and specialty food products, all of which should provide new business opportunities not previously pursued by the Company.

    PURSUE PRIVATE LABEL OPPORTUNITIES. The Company has produced lines of private label stationery for Quiksilver, and its Roxy division, and has developed private label expertise in connection with its Guess? stationery license. The Company intends to pursue private label design and manufacturing projects for additional customers with well established brand recognition.

    REMAIN OPPORTUNISTIC WITH RESPECT TO STRATEGIC ACQUISITIONS. While historically the Company has grown solely through internal efforts, the Company may in the future pursue selected strategic acquisitions. In this regard, the Company will seek acquisition targets that build additional internal product expertise or bring in-house certain manufacturing capabilities that are currently performed by third party vendors. The Company is not currently considering any acquisition candidate.

DESIGN AND DEVELOPMENT

    The Company estimates that 70% of the products sold by the Company are also designed by the Company. The Company believes that its products are distinguished by the innovative designs developed by its in-house creative staff. The Company's expertise in material procurement and manufacturing coordination of the products it designs enables the Company to design products that meet not only aesthetic demands, but also functional and cost parameters. The Company believes that specialty design companies, with limited sourcing or manufacturing experience, create designs that often cannot be implemented because of difficulties in the manufacturing process, the expenses of required materials, or because the resulting product is not functional. The Company's products are designed to function within the limitations imposed by the applicable manufacturing framework, and, because of its manufacturing and sourcing experience, time consuming delays arising from the coordination of independent design houses and manufacturing facilities are minimized. This not only reduces development and production costs, but also decreases the total time to market.

    The Company's product development begins with the creation of a distinctive design that embodies a customer's corporate image and existing trademarks. Although the designs developed by the Company are consistent with the customer's image, they are distinct to each particular product. The Company will typically create a comprehensive design presentation for a customer focused on a discrete product tag, packaging, trim or label assignment or for an entire packaging, tag and labeling program for a line of products. From the presentation, the client is able to select from numerous prototypes generated by the Company the particular design and product style and image. The Company will then coordinate the manufacture, assembly, finishing and distribution of all packaging, tag, label and trim products to the customer's locations. The Company believes that its in-house ability to create customized prototypes for customer marketing presentations is a significant competitive advantage.

    All of the Company's design work is done in-house by its team of seven designers, who include graphic artists and prototype fabricators. All design services for specialty packaging, hang tags, woven labels, metal jean buttons and trims, and licensed and private label stationery is performed by the Company's art department located in Los Angeles. In addition, all film, die making and pre-production is completed at the Company's Los Angeles facilities.

    The Company's design team uses computer assisted design techniques employing a sophisticated Scitex color separating and color control system to produce all color separations for its printed products. The Company provides these color separations to its contract manufacturers worldwide to ensure that the Company's finished products, wherever manufactured, have color and appearance uniformity.

    Many woven labels designed by the Company are manufactured offshore. The Company plans to use a portion of the net proceeds of the Offering to establish a woven label manufacturing capability in the United States for rapid turn around of samples and short-run production.

PROCUREMENT, ASSEMBLY AND FINISHING

    The Company creates all product artwork, and any necessary films, dies and molds, which are used to manufacture its products. All bar-code printing, assembly and finishing of high quality paper boxes, custom shopping bags and point-of-sale packaging signage is performed internally by the Company. The Company also assembles multi-part jean buttons. All other products designed and sold by the Company are produced by third party vendors. The Company intends to continue to outsource high risk production to qualified vendors, particularly with respect to manufacturing activities that require substantial investment in capital equipment.

    Through its Hong Kong facility, the Company produces and distributes bar-coded hang tags, distributes apparel packaging and coordinates the manufacturing and distribution of the full range of the Company's products. The Hong Kong facility supplies several significant packaging programs, services customers located in Asia and the Pacific Rim and sources products for the Company's Los Angeles operations. Through its assembly and finishing facility in Mexico, the Company completes the assembly and finishing of many of its packaging products and has commenced distributing products to Mexico based manufacturers.

    The Company purchases raw materials from several qualified material suppliers and has developed a knowledge of the best materials, prices and vendors for particular products and raw materials. Because of its raw material procurement capabilities and knowledge, the Company is able to produce a broad range of packaging styles at various price points which meet a customer's budget and product pricing parameters.

    The Company's customers generally book orders for speciality packaging, hang tags or woven labels for an entire season. Although the Company will produce the entire order, it allows its customers to draw down and pay for finished items in inventory, on an as needed basis. Although the Company from time to time holds significant inventory and bears the cost of doing so, all customers are obligated by contract to pay the full purchase order price of the inventory by a specified date, regardless of when or whether they accept delivery. The Company prefers to purchase certain paper stock and finished product in bulk, but, as a result of cash constraints raw materials have generally been purchased on an as needed basis. This has resulted in less than optimal pricing for raw material and finished goods purchases, and has required multiple runs to fulfill customers' orders, increasing labor cost and management burden. The Company intends to use a portion of the net proceeds of this Offering to purchase certain materials in bulk in order to realize the benefits of volume discounts and single production runs. See "Use of Proceeds," "Risk Factors--Limited Sources of Supply" and "--Fluctuating Paper Costs and Paper Shortages."

SALES AND MARKETING

    The Company's principal products are currently sold through a combination of its own sales force (five representatives based in Los Angeles and two based in New York) and three independent sales representatives and one sales manager who focuses on sales of licensed and private label stationery products. Additionally, the Company has three major account managers who service three of the Company's significant customers and who have first hand knowledge of those customers' practices. The Company believes that its in-house design and prototype development capabilities allow its sales representatives to make effective customer presentations with actual prototypes and examples of the Company's innovative designs. The Company believes that these in-house design and prototype development capabilities provide the Company with a significant competitive advantage.

    The Company's senior executives have developed strong relationships with its major customers at senior levels and actively participate in marketing and sales functions and development of overall strategy. The Company also builds upon its top-level relationships through its account managers who are responsible for enhancing these existing relationships through a high level of responsiveness and attention. When the Company becomes the outsourcing vendor for a customer's packaging or tag requirements, the Company attempts to position itself as a department of the customer's procurement operation.

    The Company plans to expand its overall team approach for the sales and marketing of its products to include regional sales vice presidents located in major apparel centers who will be assigned account coverage and make calls on senior merchandising officers of major manufacturers and field representatives who will interface with the manufacturing and distribution personnel of these major customers. These team sales efforts will be supported by the Company's in-house account representatives who will provide customer service to all accounts, and coordinate order fulfillment. The Company considers a high level of customer service essential to its success.

    It is anticipated that a portion of the net proceeds of this Offering will be used to expand the Company's sales force. The Company initially plans to expand its sales network into major apparel and accessory centers in the United States and possibly in Asia and South America.

PRODUCTS

    SPECIALTY PACKAGING. The Company's specialty packaging products include high quality paper boxes, metal tins, injection-molded packaging items and high quality shopping bags. These products are designed and produced individually or as part of a program where the Company designs and develops an entire coordinated packaging line for a client. The Company's specialty packaging is used for a wide variety of products, such as wallets, watches, sunglasses, belts, undergarments and gift sets.

    HANG TAGS AND PRINTED APPAREL PACKAGING AND TRIMS. The Company's hang tags, pocket flashers, waistband tickets, size stickers and bar-coded hang tags are attached to products by manufacturers and retailers to identify and promote their products, allow automated data collection and provide brand identification and consumer information such as UPC bar code, manufacturer's suggested retail price, size, fabric content and care instructions.

    The Company's customized woven, leather, synthetic, embroidered and novelty labels and tapes are designed for and printed on or woven in a wide range of fabrics and other materials and produced on various types of high-speed equipment. The Company's labels are used primarily for product identification and consumer information on apparel.

    The Company offers its customers a full range of logo and non-logo hardware trim for their apparel. The hardware product line includes jean buttons, jean rivets, snaps, metal sew-on buttons as well as an assortment of logo hardware which is designed to customize the products of the Company's customers. The Company believes it has the ability to supply its customers with all of their hardware needs. The Company leases its customers machinery to attach buttons, rivets and snaps produced by the Company. This equipment is used exclusively for the Company's products. The revenues generated from these leases are not material to the Company's operations.

    PRIVATE LABEL. The Company designs and manufactures private label product lines, including book bags, ring binders, composition books, stationery, metal pencil tins and date books. Many of the Company's apparel and accessory customers are major brand names and are potential customers for the Company's private label business.

    SPECIALTY LICENSES. The Company has entered into licensing arrangements with companies which have high brand recognition among consumers. The Company's licensing arrangements allow the Company to manufacture products utilizing such companies' trademarks, brand names or other intellectual property. The Company currently produces stationery products under a license from Guess?. In 1996, the Company was awarded the exclusive packaging license for Batman and Superman licensed apparel by Warner Bros. Consumer Products. Under this arrangement, any licensee of Warner Bros. selling products bearing the Batman or Superman logos must purchase all product hang tags, woven labels and printed labels from the Company. The Company is also one of a limited number of approved vendors permitted to supply hang tags, woven labels and printed labels for LOONEY TUNES AND BABY LOONEY TUNES licensed products. In addition, the Company recently secured from the Sony Signatures division of Sony Pictures Entertainment, Inc. the hang tag business for all consumer products associated with the release of the upcoming feature films GODZILLA, JEANNIE, and ZORRO and the GHOSTBUSTERS television series. The Company intends to obtain additional licenses as they become available on appropriate terms and conditions.

CUSTOMERS

    The Company has more than 125 customers, including well-known apparel manufacturers, such as Guess?, Calvin Klein Jeans, Quiksilver, Carole Little, licensees of Yves Saint Laurent, Kenneth Cole, Geoffrey Beene and Pierre Cardin, specialty retailers such as American Eagle Outfitters and Miller's

Outpost and mass merchant retailers, such as Office Max and J.C. Penney, and the promotional arms of large entertainment companies such as Sony Signatures Inc. and Warner Bros. Consumer Products. For the three months ended November 30, 1997 and the fiscal year ended August 31, 1997, Guess? and Swank (a licensee of Yves Saint Laurent, Kenneth Cole, Geoffrey Beene and Pierre Cardin) represented approximately 21.2% and 14.4%, respectively, and 18.3% and 11.1%, respectively, of the Company's total sales. The Company does not have long-term contracts with its customers requiring them to use its products or services. The Company does not believe that the loss of any single customer other than Guess? or Swank would have a material adverse effect upon the Company's consolidated financial position or results of operations. See "Risk Factors--Dependence on Key Customers; Absence of Long-Term Contracts with Customers."

    The following table describes the products provided by the Company for its significant customers.

PACKAGING AND STATIONERY PRODUCTS

                                                                                                                 STATIONERY
                                                                      PACKAGING PRODUCTS                          PRODUCTS
                                                --------------------------------------------------------------  -------------
                                                   PAPER        SHOPPING          PLASTIC                          BACK TO
               NAME OF CUSTOMER                    BOXES          BAGS           PACKAGING       METAL TINS        SCHOOL
----------------------------------------------  -----------  ---------------  ---------------  ---------------  -------------
Guess?........................................           X              X                X                                X*

-------------------------------------------------------------------------------------------
Swank ........................................           X              X                                 X
Quiksilver....................................           X                                                X               X

-------------------------------------------------------------------------------------------
Warner Bros. .................................           X                               X                X
Baby Guess?...................................           X              X

-------------------------------------------------------------------------------------------
Nordstrom ....................................           X                                                X
Sony Signature................................                                                                            X

-------------------------------------------------------------------------------------------
Gymboree .....................................           X                                                X
Signal Apparel................................           X

-------------------------------------------------------------------------------------------
XOXO .........................................           X              X

                                                                   ACCESSORIES
               NAME OF CUSTOMER                    BACKPACKS       GIFT PACKS
----------------------------------------------  ---------------  ---------------
Guess?........................................             X*               X*
----------------------------------------------
Swank ........................................
Quiksilver....................................
----------------------------------------------
Warner Bros. .................................
Baby Guess?...................................
----------------------------------------------
Nordstrom ....................................
Sony Signature................................
----------------------------------------------
Gymboree .....................................
Signal Apparel................................
----------------------------------------------
XOXO .........................................

------------------------

* These products are produced under license from Guess? for resale to Guess? retail stores and other customers.

APPAREL RELATED PRODUCTS

                                                          HANG TAGS/
                                          BAR CODE          POCKET                        JEAN                       WOVEN
          NAME OF CUSTOMER                PRINTING         FLASHERS         BOXES        BUTTONS       RIVETS       LABELS
-------------------------------------  ---------------  ---------------  -----------  -------------  -----------  -----------
Guess?...............................             X                X              X             X             X            X

-------------------------------------------------------------------------------------------
Swank ...............................                                             X
Quiksilver...........................             X                X                            X                          X

-------------------------------------------------------------------------------------------
Gymboree ............................             X                X              X
Warner Bros..........................             X                X              X                                        X

-------------------------------------------------------------------------------------------
Baby Guess? .........................             X                X              X             X             X            X
Signal Apparel.......................             X                X              X

-------------------------------------------------------------------------------------------
Carole Little .......................             X                X                            X
Paul Davril..........................             X                X

-------------------------------------------------------------------------------------------
Sony Signatures .....................             X                X                                                       X
Calvin Klein Jeans...................             X                X

-------------------------------------------------------------------------------------------
Miller's Outpost ....................             X                X                            X             X            X
Express..............................             X                X                            X             X

-------------------------------------------------------------------------------------------
JC Penny ............................                                                           X             X            X
Azteca*..............................             X                X                            X             X            X

-------------------------------------------------------------------------------------------
Honda ...............................                                                           X
Chorus Line..........................                              X                            X                          X

-------------------------------------------------------------------------------------------
Dr. Martens .........................                              X                            X             X            X
A4Moshay (licensee of Converse)......

-------------------------------------------------------------------------------------------
Z-Cavaricci .........................                                                                         X
Outlaw Jeans.........................                              X                            X             X            X

-------------------------------------------------------------------------------------------
Union Bay/Nautica ...................                                                           X             X
Enc/Kellwood.........................                              X                                                       X

-------------------------------------------------------------------------------------------
Paris Blues .........................                              X                            X                          X


                                          LEATHER-PVC
          NAME OF CUSTOMER                  PATCHES          SNAPS        ZIPPERS
-------------------------------------  -----------------  -----------  -------------
Guess?...............................              X               X
-------------------------------------
Swank ...............................                              X
Quiksilver...........................
-------------------------------------
Gymboree ............................
Warner Bros..........................
-------------------------------------
Baby Guess? .........................              X               X
Signal Apparel.......................
-------------------------------------
Carole Little .......................
Paul Davril..........................
-------------------------------------
Sony Signatures .....................
Calvin Klein Jeans...................
-------------------------------------
Miller's Outpost ....................              X
Express..............................
-------------------------------------
JC Penny ............................              X
Azteca*..............................              X
-------------------------------------
Honda ...............................                              X             X
Chorus Line..........................                                            X
-------------------------------------
Dr. Martens .........................              X               X             X
A4Moshay (licensee of Converse)......              X               X
-------------------------------------
Z-Cavaricci .........................                                            X
Outlaw Jeans.........................              X
-------------------------------------
Union Bay/Nautica ...................
Enc/Kellwood.........................
-------------------------------------
Paris Blues .........................              X                             X

------------------------

* The Company supplies Calvin Klein Jeans, American Eagle Outfitters and other branded products to Azteca.

COMPETITION

    The industries in which the Company competes are highly competitive and fragmented and include numerous local and regional companies that provide some or all of the services offered by the Company. The Company also competes with United States and international design companies, distributors and manufacturers of tag, trim and packaging products. Some of the Company's competitors, including Paxar, Inc., RVL, Inc., Copac International Packaging, Inc., Universal Button, Inc., and Scovill Fasteners, Inc. have greater name recognition, longer operating histories and, in many cases, substantially greater financial and other resources than the Company. See "Risk Factors--Competition."

    The Company believes that competitive factors in the market are generally design capability, price, quality, service and delivery lead times. The Company believes that it is competitive with respect to all of these factors. Because of the Company's integrated material procurement and production capabilities, the Company is able to effectively compete for business particularly where the various functional requirements in packaging production are separately sourced.

EMPLOYEES

    As of November 30, 1997, the Company had approximately 340 employees located at its various facilities, with 55 employees in Los Angeles, nine employees in Hong Kong, four employees in New York and the balance of employees in Mexico. All of the Company's employees based in Los Angeles, other than executive officers and senior management are provided by an employee leasing company that has responsibility for payroll and human resources functions. The Company has determined that leasing employees offers advantages over directly employing its workforce, including reduction of management time and effort required to be devoted to multistate payroll administration, payroll tax and reporting, health insurance program oversight and other administrative functions.

    The Company's labor force located in the United States and Hong Kong are non-union. The employees at the Company's Mexico facilities are represented by the Sindicato "Mexico Moderno" De Trabajadores De La Baja California, C.R.O.M. In addition to its salaried and hourly workforce, the Company employs additional workers, on a temporary basis, throughout the year at its Mexico facilities depending upon current production and assembly requirements. The temporary work force ranges from zero to approximately one hundred employees at any one time throughout the year. The Company believes that it has satisfactory employee and labor relations.

    The Company believes that its future success will depend in large part upon its ability to recruit and retain qualified employees, particularly in the area of product operations and sales and marketing. See "Risk Factors--Management of Business Changes; Potential Growth; Potential Acquisitions" and "-- Dependence on Key Personnel."

    The Company intends to hire additional key personnel in the near future, particularly in the areas of production operations and sales and marketing. Specifically, the Company plans to use a portion of the net proceeds of this Offering to hire additional sales representatives, in-house account managers and additional operations staff.

    All of the Company's key employees are located in Los Angeles, California.

PROPERTIES

    The Company's headquarters is located in Los Angeles, California, in the center of the apparel manufacturing district. It occupies approximately 18,145 square feet of administrative, preproduction and warehouse space pursuant to a lease which expires on April 30, 2000 and provides for a current annual rental of approximately $108,870. The Company's Los Angeles premises are leased from D.P.S. Associates, a general partnership in which Harold Dyne is a general partner. Adjacent to the headquarters, the Company leases an additional 5,000 square feet of office and warehouse space for the business of AGS

Stationery. This lease expires on September 30, 1998 and the current annual rental is approximately $31,200.

    In addition to the Los Angeles facilities, Tag-It Hong Kong leases approximately 3,000 square feet of office and warehouse space located in Fo Tan. The lease expires on May 22, 1998 and provides for a current monthly rental of approximately $3,770. Tag-It Mexico leases approximately 15,000 square feet of production and warehouse space located in Tijuana, Mexico. The lease expires on November 14, 1999, and the current monthly rental is $4,500. The lease may be renewed for an additional one year term. In addition, Pacific Trim leases approximately 800 square feet of office and showroom space located in New York, New York. The current term of the lease expires on April 30, 1998 and provides for a current monthly rental of $1,400. The lease may be renewed through April 30, 1999 at a monthly rental of $1,500.

    The Company is currently studying its office and production requirements. It is anticipated that a portion of the proceeds from the Offering may be used to relocate the Company's operations to larger facilities during the first or second quarters of 1998. The Company does not believe that there will be any adverse impact in terminating its current lease agreements for any of its leased properties in Los Angeles.

LEGAL PROCEEDINGS

    Certain claims, suits and complaints which arise in the ordinary course of the Company's business have been filed or are pending against the Company. The Company believes that it has meritorious defenses to such claims or that such matters either are adequately reserved for, are covered by insurance, or would not, after taking into account the reserves established and/or insurance in place, have a material adverse effect on the Company's consolidated financial condition or results of operations, if adversely determined against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Information with respect to the directors and executive officers of the Company as of January 22, 1998 is as follows:

NAME                                      AGE                                     POSITION
------------------------------------      ---      ----------------------------------------------------------------------
Mark Dyne(1)........................          36   Chairman of the Board
Colin Dyne(1).......................          34   Chief Executive Officer and Director;
                                                     Chief Executive Officer of Tag-It
Harold Dyne(1)......................          65   President and Director; Chief Executive Officer of Pacific Trim
Francis Shinsato....................          47   Chief Financial Officer
Jonathan Markiles(2)................          33   Executive Vice President, Strategic Planning and Business Development,
                                                     and Secretary
Jonathan Burstein(3)................          31   Executive Vice President, Sales and Marketing
Diana Maranon(4)(5).................          39   Director
Brent Cohen(4)(5)...................          39   Director
Michael Katz........................          56   Director
Paul Markiles(2)....................          64   Director

------------------------

(1) Colin Dyne and Mark Dyne are brothers. Harold Dyne is their Father.

(2) Jonathan Markiles is the son of Paul Markiles.

(3) Jonathan Burstein is Harold Dyne's son-in-law and Colin Dyne's and Mark Dyne's brother-in-law.

(4) Member of the Audit Committee.

(5) Member of the Compensation Committee.

    MARK DYNE has served as Chairman of the Board of Directors of the Company since September 1997. Mr. Dyne currently is Chairman of the Board of Directors and Chief Executive Officer of Brilliant Digital Entertainment, Inc., a position he has held since October 1996, Joint Managing Director of Sega Ozisoft Pty. Limited, a company he helped found in 1982, a director of Monto Holdings Pty. Ltd. and Nu-Metro Multimedia Pty. Ltd., and a co-owner and director of Packard Bell Australia Pty. Ltd. From June 1995 through May 1997, Mr. Dyne served as Co-Chief Executive Officer of Sega Enterprises (Australia) Pty., Ltd., which operates a $70 million interactive indoor theme park in Darling Harbor in Sydney, Australia.

    COLIN DYNE has served as Chief Executive Officer and Director of the Company since October 1997. Mr. Dyne founded Tag-It in 1991 with his father, Harold Dyne, and has served as its President since inception. Prior to founding Tag-It in 1991, Mr. Dyne worked in numerous positions within the stationery products industry, including owning and operating retail stationery businesses and servicing the larger commercial products industry through contract stationery and printing operations.

    HAROLD DYNE has served as President and Director of the Company since October 1997. Mr. Dyne, founder of Pacific Trim, one of the Subsidiaries, has served as Chief Executive Officer of Pacific Trim since it was founded in 1987. Mr. Dyne has been involved in the apparel industry since 1958, when he founded the Union Fasteners Corporation in South Africa. In 1971, he formed a joint venture with YKK Zipper Manufacturing Company in Southern Africa.

    FRANCIS SHINSATO was appointed Chief Financial Officer of the Company in November 1997. Prior to joining the Company, from February 1997 through October 1997, Mr. Shinsato was an independent accounting and information systems consultant. From January 1996 until February 1997, Mr. Shinsato was the Controller of Centon Electronics, Inc., a privately held computer memory manufacturer where he was responsible for financial statement preparation and credit and collection management. From 1985 to 1995, Mr. Shinsato served as the Vice President of Finance and Controller of Newport Electronics, Inc. and oversaw all financial, accounting and management information systems. Newport Electronics, Inc. is a designer and manufacturer of test and measurement equipment and was a publicly traded company until 1992. Mr. Shinsato is a certified public accountant.

    JONATHAN MARKILES is Executive Vice President, Strategic Planning and Business Development, and Secretary of the Company. Mr. Markiles joined Tag-It in May 1994 as its General Manager where he has been responsible for production, distribution and international operations. Prior to joining Tag-It, Mr. Markiles received his M.B.A. from the University of Southern California in May 1994. From 1987 until August 1992, Mr. Markiles held various operational positions with Windshields America, Inc., a national chain of autoglass stores.

    JONATHAN BURSTEIN is Executive Vice President, Sales and Marketing of the Company. From 1987 until the present, Mr. Burstein has been employed by Pacific Trim, where he has been responsible for managing many of Pacific Trim's largest customer accounts and supervising Pacific Trim's sales force. Mr. Burstein also has been responsible for implementing systems and protocols in the purchasing department as well as developing and managing Pacific Trim's key supply lines.

    DIANA MARANON has served as a director of the Company since December 1997. Ms. Maranon is the President and Managing Director of Averil Associates, Inc. ("Averil Associates"), a financial advisory firm and member of the National Association of Securities Dealers, and serves as a director of Brilliant Digital Entertainment, Inc., a production and development studio involved in the production of a new generation of digital entertainment, and Micronet Technology, Inc., a company involved in the development of data storage products. Prior to founding Averil Associates in 1994, Ms. Maranon was a Vice President with Wasserstein Perella & Co., Inc., an investment banking firm, with whom she started in 1988. From 1985 to 1988, Ms. Maranon practiced securities law with Skadden Arps Slate Meagher & Flom. Ms. Maranon is a member of the State Bar of California.

    BRENT COHEN has served as a director of the Company since January 1998. Mr. Cohen has served as President of the Consumer Products and International divisions of Packard Bell NEC, Inc., since 1996. From 1987 to 1996, Mr. Cohen served in various positions with Packard Bell, culminating with the position of Chief Financial Officer and Chief Operating Officer prior to his election to his current office. Prior to joining Packard Bell NEC, Inc., Mr. Cohen was employed with Ernst & Young.

    MICHAEL KATZ has served as a director of the Company since January 1998. From 1987 to the present, Mr. Katz has served as President, Chief Operating Officer and director of Transducer Controls Corporation, a manufacturer of position and pressure transducers. During the same period, Mr. Katz also served as President, Chief Operating Officer and director of Tedea-Huntleigh, Inc., a manufacturer of lode-cells and force-cells. Since September 1996, Mr. Katz has held the position of Chairman of the Board of Filtomat, Inc., a manufacturer of automatic industrial water filters.

    PAUL MARKILES has served as a director of the Company since January 1998. Prior to his retirement in 1991, Mr. Markiles served as President and Chief Executive Officer of Windshields America, Inc., a subsidiary of South African Breweries. Mr. Markiles was responsible for the founding and expansion of Windshields America into a national chain of over 120 retail autoglass stores.

BOARD OF DIRECTORS

    The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Brent Cohen and Diana Maranon are the Class I directors. This class will stand for election at the 1998 annual stockholders meeting. Harold Dyne, Michael Katz and Paul Markiles are the Class II directors. This class will stand for election at the 1999 annual stockholders meeting. Colin Dyne and Mark Dyne are the Class III directors. This class will stand for election at the 2000 annual stockholders meeting. At each annual meeting of stockholders, successors of the class of directors whose term expires at that annual meeting are elected for a three-year term or until their successors have been elected and qualified. If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Directors may be removed from office only for cause by the affirmative vote of a majority of the outstanding shares of Common Stock. Vacancies on the Board of Directors may be filled only by a majority of the directors then in office.

BOARD COMMITTEES

    The Company's Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with those accountants the plan and results of their audit of the financial statements and determining the independence of the accountants. The Compensation Committee reviews and makes recommendations with respect to compensation of officers and key employees, and is currently responsible for the grant of options and other awards under the Company's Stock Incentive Plan. See "--Stock Incentive Plan."

DIRECTOR COMPENSATION

    Nonemployee directors of the Company currently are paid $1,500 for their personal attendance at any meeting of the Board and $500 for attendance at any telephonic meeting of the Board or at any meeting of a committee of the Board. Directors also are reimbursed for their reasonable travel expenses incurred in attending Board or committee meetings. The Company has granted to Ms. Maranon and each of Messrs. Cohen, Katz and Markiles options to purchase 15,000 shares, 20,000 shares, 15,000 shares and 15,000 shares, respectively, of Common Stock at an exercise price of $3.20 per share.

EXECUTIVE COMPENSATION

    The following table sets forth both cash and noncash compensation paid or to be paid by the Company, directly and/or through its subsidiaries, to, Colin Dyne, the Chief Executive Officer of the Company, and Harold Dyne, the President of the Company and the Chief Executive Officer of Pacific Trim, and each other executive officer whose compensation exceeded $100,000 (the "Named Executive Officers") for the fiscal year ended August 31, 1997. No other officer received compensation in excess of $100,000 for the fiscal year ended August 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                        ANNUAL COMPENSATION
                                                                  FISCAL YEAR   ------------------------------------
                                                                 ENDED AUGUST                          OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                           31,         SALARY      BONUS    COMPENSATION
---------------------------------------------------------------  -------------  ----------  ---------
Colin Dyne, ...................................................         1997    $  227,340     --        $  22,773(1)
  Chief Executive Officer

Harold Dyne, ..................................................         1997    $  214,334     --        $  24,832(1)
  President

Jonathan Burstein, ............................................         1997    $  152,981     --        $  12,393(1)
  Executive Vice President, Sales and Marketing

------------------------

(1) Represents car allowance and medical insurance.

EMPLOYMENT CONTRACTS

    None of the Named Executive Officers have employment agreements with the Company and their employment may be terminated at any time. See "Risk Factors--Dependence on Key Personnel."

STOCK INCENTIVE PLAN

    The Company adopted a Stock Incentive Plan (the "1997 Plan") in October 1997. Each executive officer, other employee, non-employee director or consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1997 Plan. A maximum of 562,500 shares of Common Stock may be issued pursuant to awards granted under the 1997 Plan, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1997 Plan.

    The 1997 Plan will be administered by the Company's Board of Directors or by a committee of two or more directors appointed by the Board of Directors (the "Administrator"). Subject to the provisions of the 1997 Plan, the Administrator will have full and final authority to select the executives and other employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto.

    AWARDS. The 1997 Plan authorizes the Administrator to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (1) shares of Common Stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock, or (3) any other security or benefit with a value derived from the value of the Common Stock. The maximum number of shares of Common Stock with respect to which options or rights may be granted under the 1997 Plan to any participant in any year is 140,625, subject to certain adjustments to prevent dilution.

    Awards under the 1997 Plan are not restricted to any specified form or structure and may include arrangements such as sales, bonuses or other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock or securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. An award may provide for the issuance of Common Stock for any lawful consideration, including services rendered or, to the extent permitted by applicable state law, to be rendered. Currently, Delaware law does not permit the issuance of common stock for services to be rendered.

    An award granted under the 1997 Plan may include a provision conditioning or accelerating the receipt of benefits, either automatically or in the discretion of the Administrator, upon the occurrence of specified events, including a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction. Any stock option granted to an employee may be an incentive stock option within the meaning of Section 422 of the Code or a nonqualified stock option.

    An award under the 1997 Plan may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant to the award, and/or to pay all or part of the recipient's tax withholding obligations with respect to such issuance, by delivering previously owned shares of capital stock of the Company or other property, or by reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option granted under the 1997 Plan permitted the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the option may grant the recipient the right to "pyramid" his or her previously owned shares, i.e., to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each transaction to pay the purchase price of the shares acquired in the following transaction, to exercise the option for a larger number of shares with no more investment than the original share or shares delivered.

    As of the date hereof, the Board has granted options covering an aggregate of 260,000 shares of Common Stock to certain directors and officers of the Company, with an exercise price of $3.20 per share. The directors' options were granted effective at such time as each director joins the Board of Directors and will be immediately fully vested. The options granted to officers vest either in four equal annual installments commencing on the date of grant or in 48 equal monthly installments commencing on the date of grant.

    PLAN DURATION. The 1997 Plan became effective upon its adoption by the Board of Directors and approved by the Company's stockholders on October 1, 1997, and, unless sooner terminated by the Board of Directors, will terminate on October 1, 2007. No awards may be made after such date, nor may any shares of Common Stock be issued pursuant to any award made after such date, although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms. See "Principal and Selling Stockholders."

    AMENDMENTS. The Administrator may amend the 1997 Plan at any time and in any manner, subject to the following: (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (2) if any rule or regulation promulgated by the Securities and Exchange Commission (the "Commission"), the Internal Revenue Service or any national securities exchange or quotation system upon which any of the Company's securities are listed requires that any such amendment be approved by the Company's stockholders, then such amendment will not be effective until it has been approved by the Company's stockholders.

    FORM S-8 REGISTRATION. The Company intends to file a registration statement under the Securities Act to register the 562,500 shares of Common Stock reserved for issuance under the 1997 Plan. Such registration statement is expected to be filed shortly following the date of this Prospectus and will become effective immediately upon filing with the Commission. Shares issued under the 1997 Plan after the effective date of such registration statement generally will be available for sale to the public without restriction, except for agreed lock-up provisions and except for shares issued to affiliates of the Company, which will remain subject to the volume and manner of sale limitations of Rule 144. See "Shares Eligible For Future Sale."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation and its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may otherwise be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    The Company's Certificate of Incorporation also provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the greatest extent permitted by the Delaware General Corporation Law. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

    The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Company and certain of its officers (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Company has agreed to indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

    At the present time, there is no pending litigation or proceedings involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceedings which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

    The information set forth herein briefly describes certain transaction between the Company and certain affiliated parties. Future transactions with affiliated parties will be approved by a majority of the Company's disinterested directors and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

    D.P.S. Associates, a general partnership in which Harold Dyne is a general partner, is the lessor of the Company's executive offices located at 3820 South Hill Street in Los Angeles, California pursuant to a Lease Agreement (the "D.P.S. Lease") with Pacific Trim, a wholly owned subsidiary of the Company. Harold Dyne is the President and a director of the Company and the Chief Executive Officer of Pacific Trim. The D.P.S. Lease provides for a base rent of $9,072 per month and expires on April 30, 2000.

    Harold Dyne, the President and a director of the Company and the Chief Executive Officer of Pacific Trim, and Colin Dyne, the Chief Executive Officer and a director of the Company and the Chief Executive Officer of Tag-It, each have personally guaranteed certain obligations of Pacific Trim and Tag-It under various equipment lease agreements with Saddleback Financial Corporation and Quail American Corp. The total original amount outstanding under these equipment lease agreements was approximately $202,000. Harold Dyne also has guaranteed Pacific Trim's obligations under its lease agreement for the premises located at 262 W. 38th Street, New York, New York. The lease provides for an annual base rent of $16,800.

    Certain affiliated parties have made loans to the Subsidiaries to be used for general working capital purposes, all of which are evidenced by promissory notes executed by the respective Subsidiary and are due and payable on the fifteenth day following the date written demand for payment is made by the holder thereof at any time after December 31, 1998. The loans include (i) a loan by Harold Dyne in June 1991 of $10,000 to Tag-It at an interest rate of 10.0% per annum, (ii) a loan by Mark Dyne in January 1997 of $15,000 to Tag-It at an interest rate of 7.5% per annum, (iii) a loan by Monto Holdings in February 1996 of $300,000 to AGS Stationery at an interest rate of 7.5% per annum, (iv) a loan by Monto Holdings in January 1995 of $124,626 to Pacific Trim at an interest rate of 10.0% per annum, (v) a loan by NPM Investments, Inc. in August 1996 of $715,000 to Tag-It at an interest rate of 7.5% per annum, which loan is secured by all of the assets of Tag-It, (vi) a loan by Pacific Western, Inc. in May 1996 of $16,000 to Tag-It at an interest rate of 7.5% per annum, and (vii) a loan by Pacific Western, Inc. in June 1996 of $6,000 to Pacific Trim at an interest rate of 7.5% per annum. Mark Dyne, the Chairman of the Board of the Company holds a significant equity interest in Monto Holdings, NPM Investments, Inc. and Pacific Western, Inc. A company controlled by Alan Saloner is the general partner of the Saloner Family Investments Limited Partnership, which is a stockholder of the Company, and Alan Saloner holds a significant equity interest in NPM Investments, Inc.

    In addition, in August 1996, NPM Investments, Inc. made an additional loan of $875,000 to Tag-It, without interest, pursuant to a convertible secured promissory note (the "Convertible Note") which was secured by all of the assets of Tag-It. Mark Dyne and Alan Saloner hold significant equity interests in NPM Investments, Inc. The proceeds of the loan were used for working capital purposes. In October 1997, the Convertible Note was converted by NPM Investments, Inc. into shares of Common Stock of Tag-It, Tag-It Hong Kong and AGS Stationery which in the aggregate represent 384,402 shares of Common Stock.

    In September and October 1997, NPM Investments, Inc. made an additional loan of $126,972 to Tag-It to fund expenses incurred in connecton with the Offering. The loan bears simple interest at a rate of 7.5% per annum, is due and payable on the fifteenth day following the date of delivery by NPM Investments, Inc. of written demand therefor and is expected to be repaid upon the closing of the Offering.

    In September 1996, Harold Dyne borrowed $100,000 from Mercantile National Bank, which loan was guaranteed by Tag-It. The term loan matures on May 17, 1999 and had an outstanding principal balance of approximately $81,552 as of October 10, 1997. In September 1996, the $100,000 borrowed by Mr. Dyne was lent to Tag-It for working capital purposes at the same interest rate payable on Mr. Dyne's loan from Mercantile National Bank (11.75% as of November 30, 1997). The loan from Mr. Dyne to Tag-It is due and payable on the fifteenth day following the date written demand for payment is made by Mr. Dyne at any time after December 31, 1998.

    In October and November 1997, Monto Holdings made additional loans of $12,000 to AGS Stationery and $110,000 to Pacific Trim, respectively, to fund expenses incurred in connection with the Offering. The loans bear simple interest at a rate of 7.5% per annum, are due and payable on the fifteenth day following the date of delivery by Monto Holdings of written demand therefor at any time after December 31, 1998 and are expected to be repaid upon the closing of the Offering.

    Harold Dyne and Colin Dyne have each guaranteed the obligations of Tag-It under a term loan with Mercantile National Bank. The term loan matures on June 8, 1998 and had an outstanding principal balance of approximately $59,169 as of November 30, 1997.

    As of November 30, 1997, Harold Dyne was indebted to Pacific Trim in the aggregate amount of $22,649. This indebtedness is evidenced by a promissory note dated August 31, 1997 in the principal amount of $19,649, which currently does not bear interest, and a promissory note dated October 15, 1997 in the principal amount of $3,000, which bears interest at a rate of 7.5% per annum and is due and payable on December 31, 1998.

    As of November 30, 1997, Colin Dyne was indebted to Tag-It in the aggregate amount of $90,655. This indebtedness is evidenced by a promissory note dated August 31, 1997 in the principal amount of $71,542, which is due and payable in four bi-annual installments of $17,886 on June 30, 1998, December 31, 1998, June 30, 1999 and December 31, 1999, and a promissory note dated October 15, 1997 in the principal amount of $6,089, which is due and payable on December 31, 1998. Both promissory notes bear interest at a rate of 7.5% per annum.

    Harold Dyne and Colin Dyne have each guaranteed the obligations of Tag-It under a Consulting Agreement and an Agreement for the Repurchase of Stock with Frank M. Peck, a former shareholder of Tag-It. The Consulting Agreement provides that until December 31, 1998, Frank Peck will receive a monthly consulting fee in the amount of $11,900 subject to certain adjustments based on the aggregate annual compensation paid by Tag-It to Colin Dyne and Harold Dyne.

    In June 1997, AGS Stationery entered into a Collection Date Factoring Agreement (the "Safcor Agreement") with Safcor, Inc. ("Safcor"). Alan Saloner, the general partner of the Saloner Family Investments Limited Partnership, a significant stockholder of the Company, is an officer and director of Safcor. Pursuant to the Safcor Agreement, AGS Stationery has agreed to sell to Safcor all accounts relating to the sale of goods or the rendering of services by AGS Stationery for a purchase price equal to the gross amount of each account, less all discounts and credits and a factoring commission of 1.5% of the net amount of the account. In addition, Safcor has the right, in its sole discretion, to provide customers of AGS Stationery with credit lines for the purchase of AGS Stationery's products. As of November 30, 1997, receivables advanced by AGS Stationery to Safcor totalled $1,095,402, and amounts paid by Safcor to AGS Stationery for such receivable totalled $751,738. The Safcor Agreement may be terminated by either party upon 60 days prior written notice to the other party.

    In 1994, Jonathan Markiles, as compensation for employment services, received a warrant (the "Markiles Warrants") to purchase 14 shares of Tag-It Common Stock which, upon the Consolidation, became exercisable for 39,235 shares of Common Stock at a price of $.7136 per share. In the event the shares of Common Stock underlying the Markiles Warrants are not freely tradeable under the Securities Act, the Company has agreed to register these shares on Form S-3 or Form S-8. The Markiles Warrants provide for piggyback registration rights and expire on December 31, 2002.

    Averil Associates, Inc., ("Averil Associates") a financial advisory firm founded and controlled by Diana Maranon, has, since January 1, 1996, performed various services for AGS Stationery and the

Company including investigation of strategic financing and other corporate growth initiatives. Ms. Maranon is a director of the Company. As consideration for such services, AGS Stationery has paid to Averil Associates the aggregate amount of $26,123, including out of pocket expenses. As additional compensation for services rendered, AGS Stationery has granted to Chloe Holdings, Inc. ("Chloe"), an affiliate of Averil Associates, warrants (the "Chloe Warrants") to purchase up to 135 shares of Common Stock of AGS Stationery, and the Company has agreed to pay to Averil Associates an additional $175,000 upon consummation of the Offering. Effective upon the Consolidation, the Chloe Warrants became exercisable for 22,841 shares of Common Stock of the Company. The Chloe Warrants are immediately exercisable. In the event the shares of Common Stock underlying the Chloe Warrants are not freely tradeable under the Securities Act, the Company has agreed to register these shares on Form S-3. The Company plans to continue to engage Averil Associates; however, the Company is unable to currently estimate the extent to which it will use Averil Associates in the future.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1997, and as adjusted to reflect the sale of 1,600,000 shares of Common Stock by the Company and the sale of 80,000 shares of Common Stock by the Selling Stockholder offered by this Prospectus and assumes no exercise of the Over-Allotment Option granted to the Underwriters by the Company and the Selling Stockholder for (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. The address of each person listed is in care of the Company, 3820 South Hill Street, Los Angeles, California 90037, unless otherwise set forth below such person's name.

                                                             SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                                    OWNED                                 OWNED
                                                            PRIOR TO OFFERING(1)                  AFTER THE OFFERING(1)
                                                           -----------------------    NUMBER     -----------------------
                                                             NUMBER      PERCENT     OF SHARES     NUMBER      PERCENT
NAME OF BENEFICIAL OWNER                                   OF SHARES    OF CLASS      OFFERED    OF SHARES    OF CLASS
---------------------------------------------------------  ----------  -----------  -----------  ----------  -----------
Harold Dyne(2)...........................................     789,507         32.0%     80,000      709,507         17.4%
Colin Dyne(2)............................................     584,541         23.7      --          584,541         14.4
Mark Dyne(2).............................................     461,401         18.7      --          461,401         11.3
Saloner Family Investments Limited Partnership...........     160,168          6.5      --          160,168          3.9
Jonathan Burstein........................................      75,788          3.1      --           75,788          1.9
Jonathan Markiles(3)(4)..................................      53,248          2.1      --           53,248          1.3
Diana Maranon(5).........................................      37,841          1.5      --           37,841           *
Brent Cohen(6)...........................................      20,000          *        --           20,000           *
Michael Katz(7)..........................................      15,000           *       --           15,000           *
Paul Markiles(3)(7)......................................      15,000           *       --           15,000           *
All of the directors and executive officers as a group
  (nine persons)(8)......................................   2,052,326          79.0     80,000    1,972,326          47.0

------------------------

*   Represents less than 1% of outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Accordingly, the beneficial ownership percentages shown above exceed 100%.

(2) Colin Dyne and Mark Dyne are brothers. Harold Dyne is their Father.

(3) Paul Markiles and Jonathan Markiles are father and son.

(4) Includes 39,235 shares of Common Stock reserved for issuance upon exercise of Markiles Warrants, which are currently exercisable.

(5) Includes 15,000 shares of Common Stock reserved for issuance upon exercise of stock options which are currently exercisable and 22,841 shares of Common Stock reserved for issuance upon exercise of the Chloe Warrants, which are currently exercisable.

(6) Represents 20,000 shares of Common Stock reserved for issuance upon exercise of stock options which are currently exercisable.

(7) Represents 15,000 shares of Common Stock reserved for issuance upon exercise of stock options which are currently exercisable.

(8) Includes the shares of Common Stock referred to in footnotes (4), (5), (6) and (7) above.

                          DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue 15,000,000 shares of Common Stock, par value $0.001 per share, and 3,000,000 shares of Preferred Stock, par value $0.001 per share. At December 31, 1997, the Company had 2,470,011 shares of Common Stock outstanding held by 12 holders of record. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

    The holders of Common Stock have no preemptive or conversion rights and they are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are, and the Common Stock issuable pursuant to this Prospectus will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

WARRANTS

    In connection with its engagement of Troop Meisinger Steuber & Pasich, LLP ("TMS&P") as counsel to the Company, the Company has agreed to issue to TMS&P warrants (the "TMS&P Warrants") to purchase such number of shares of Common Stock of the Company as is equal to the quotient of (i) 120% of the actual fees, costs and disbursements billed by TMS&P in connection with the Offering, divided by (ii) an amount equal to 90% of the initial public offering price of a share of Common Stock in the Offering. The TMS&P Warrants will be granted upon the closing of the Offering or, if the Offering is not successful, on such date as the Company decides not to continue with the Offering. Each TMS&P Warrant will be immediately exercisable and will expire five years following the date of grant unless the Company decides not to continue with the Offering, in which case they will expire one year following the date of grant. Each TMS&P Warrant provides for piggyback registration rights. See "--Registration Rights."

    Pursuant to an agreement with Averil Associates, the Company issued the Chloe Warrants to purchase 22,841 shares of Common Stock with an exercise price of $.7578 per share. In the event the shares of Common Stock underlying the Chloe Warrants are not freely tradeable pursuant to an exemption from registration under the Securities Act of 1933, as amended, (the "Securities Act"), the Company has agreed to register these shares on Form S-3. Additionally, the Chloe Warrants provide for piggyback registration rights. See "--Registration Rights." These warrants expire on December 31, 2002.

    In 1994, Jonathan Markiles, as compensation for employment services, received the Markiles Warrants to purchase 14 shares of Tag-It Common Stock which, upon the Consolidation, became exercisable for 39,235 shares of Common Stock at a price of $.7136 per share. In the event the shares of Common Stock underlying the Markiles Warrants are not freely tradeable under the Securities Act, the Company has agreed to register these shares on Form S-3 or Form S-8. The Markiles Warrants also provide for piggyback registration rights and expire on December 31, 2002.

    In January 1998, in connection with the purchase of $550,000 of Bridge Notes, Cruttenden Roth Bridge Fund, LLC (the "Bridge Fund") and Beta Research Corporation ("Beta Research") received Bridge Warrants to purchase 47,000 shares and 33,000 shares respectively of Common Stock. The Bridge Warrants will be exercisable for a period of four years, commencing one year after the date of this Prospectus, at an initial per share exercise price equal to the greater of $6.00 or 120% of the price set forth on the cover page of this Prospectus. The Bridge Warrants provide for demand and piggyback registration rights. See "Underwriting"

    All of the warrants granted to TMS&P, Chloe, Jonathan Markiles, the Bridge Fund, Beta Research and the Representatives are entitled to equitable adjustments in the purchase price and in the number of shares of Common stock and/or other securities deliverable upon exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation provides that the Company's Board of Directors is classified into three classes of directors. The Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the Company's Certificate of Incorporation and Bylaws provide that only the Company's Chief Executive Officer, President, Chairman of the Board or a majority of the members of the Company's Board of Directors may call a special meeting of stockholders. In addition, directors may not be removed without cause. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

REGISTRATION RIGHTS

    After the Offering, the holders of the Representatives' Warrants, the TMS&P Warrants, the Chloe Warrants, the Markiles Warrants and the Bridge Warrants will be entitled to certain rights with respect to registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act at least 180 days subsequent to the Offering, the holders of the TMS&P Warrants, the Chloe Warrants, the Markiles Warrants and the Bridge Warrants are entitled to notice of such registration and are entitled to include the shares underlying their respective warrants in such registration, provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in such registration. In addition, in the event the shares of Common Stock underlying the Chloe Warrants or the Markiles Warrants are not freely tradeable pursuant to an exemption from registration under the Securities Act, the Company has agreed to register such shares on Form S-3 or Form S-8. For a description of the Representatives' Warrants and the Bridge Warrants, and the registration rights associated with such warrants, see "Underwriting."

TRANSFER AGENT

    The Company's transfer agent and registrar for its Common Stock is American Stock Transfer and Trust Corporation, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no public market for the Company's Common Stock. Sale of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

    Upon completion of the Offering, based on the number of shares outstanding as of December 31, 1997, the Company will have outstanding an aggregate of 4,070,011 shares of Common Stock, assuming no exercise of the Underwriters' Over-Allotment Option and no exercise of outstanding options and warrants. Of these shares, the 1,680,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 2,390,011 shares of Common Stock held by existing stockholders are "restricted" securities within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

    Officers, directors and certain other stockholders holding an aggregate of approximately 56% of the Company's Common Stock after the Offering will, prior to the Offering, be subject to "lock-up" provisions providing that such holders will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to, any shares of Common Stock, or any options or warrants to purchase Common Stock, or any securities convertible into or exercisable for Common Stock, of the Company for 365 days after the effective date of the Offering without the prior written consent of the Representatives. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, no shares will be eligible for immediate sale on the effective date of the Offering and, unless earlier released from the lock-up provisions, 2,277,894 currently outstanding shares of Common Stock will be eligible for sale 365 days after the effective date of the Offering, subject in all cases to the volume limitations of Rules 144 and 701 summarized below.

    Additionally, pursuant to Rules 144 and 701, beginning one year after the effective date of the Offering, upon the expiration of contractual lock-up provisions with the Company, an aggregate of approximately 291,381 shares will be vested and eligible for sale upon the exercise of outstanding stock options and warrants.

    In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person (or persons whose shares must be aggregated) who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 40,070 shares immediately after the Offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares must be aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. In general, under Rule 701 under the Securities Act as currently in effect, any non-affiliate employee, consultant or advisor of the Company who acquires shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of the Offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

    At December 31, 1997, the Company had reserved an aggregate of 562,500 shares of Common Stock for issuance pursuant to the 1997 Plan, and options to purchase 260,000 shares were outstanding under the 1997 Plan. The Company intends to file a registration statement under the Securities Act to register the

562,500 shares of Common Stock reserved for issuance under the 1997 Plan. Such registration statement is expected to be filed shortly following the date of this Prospectus and will become effective immediately upon filing with the Securities and Exchange Commission. Shares issued under the 1997 Plan after the effective date of such registration statement generally will be available for sale to the public without restriction, except for the 365-day lock-up provisions and shares issued to affiliates of the Company, which will remain subject to the volume and manner of sale limitations of Rule 144. See "Underwriting." Additionally, after the Offering, the Representatives, TMS&P, Chloe, Jonathan Markiles, the Bridge Fund and Beta Research will be entitled to certain rights with respect to registration under the Securities Act of the shares of Common Stock underlying the Representatives' Warrants, the TMS&P Warrants, the Chloe Warrants, the Markiles Warrants and the Bridge Warrants, respectively.

                                  UNDERWRITING

    The Underwriters named below, for whom Cruttenden Roth Incorporated and Josephthal & Co. Inc. are acting as the representatives (the "Representatives"), have agreed severally, subject to the terms and conditions contained in an Underwriting Agreement ("Underwriting Agreement"), to purchase from the Company and the Selling Stockholder the number of shares of Common Stock indicated below opposite their respective names at the proposed public offering price less the estimated underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions, and that the Underwriters are committed to purchase all of such shares (other than those covered by the Over-Allotment Option), if any are purchased.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Cruttenden Roth Incorporated.....................................................     570,000
Josephthal & Co. Inc.............................................................     570,000
Advest, Inc......................................................................      60,000
Brean Murray & Co., Inc..........................................................      60,000
Fahnestock & Co. Inc.............................................................      60,000
Frederick & Company, Inc.........................................................      60,000
Gerard Klauer Mattison & Co., LLC................................................      60,000
Principal Financial Securities, Inc..............................................      60,000
Stephens Inc.....................................................................      60,000
Van Kasper & Company.............................................................      60,000
Wedbush Morgan Securities Inc....................................................      60,000
                                                                                   ----------
    Total........................................................................   1,680,000
                                                                                   ----------
                                                                                   ----------

    The Underwriters initially propose to offer the shares of Common Stock offered hereby to the public at the price to public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") not in excess of $0.19 per share, and the Underwriters may allow, and such dealers may re-allow, to members of the NASD, a concession not in excess of $0.10 per share. After the public offering, the price to public, the concession and the re-allowance may be changed by the Representatives.

    The Company and the Selling Stockholder have granted the Over-Allotment Option to the Underwriters, exercisable within 45 days after the date of this Prospectus, to purchase up to 187,000 additional shares of Common Stock from the Company and 65,000 additional shares of Common Stock from the Selling Stockholder at the proposed initial price to public, less the estimated underwriting discounts and commissions, set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments. To the extent that the Underwriters exercise the Over-Allotment Option, each Underwriter will be committed, subject to certain conditions, to purchase from the Company and the Selling Stockholder that number of additional shares of Common Stock which is proportionate to such Underwriter's initial commitment.

    The Company has also agreed to sell to the Representatives warrants to purchase up to 110,000 shares of Common Stock (the "Representatives' Warrants"). The Representatives' Warrants will be exercisable for a period of four years, commencing one year after the date of this Prospectus, at an initial per share exercise price equal to 120% of the price to public set forth on the cover page of this Prospectus. Neither the Representatives' Warrants nor the shares of Common Stock issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of this Prospectus, except that they may be assigned, in whole or in part, (i) to individuals who are either officers or partners of the Representatives, or (ii) by will or the laws of descent and distribution or (iii) to certain successor of the Representatives. Any profit realized by the Representatives on the sale of securities issuable upon exercise of the Representatives' Warrants may be deemed to be additional compensation.

    The holder of the Representatives' Warrants will have no voting, dividend or other rights as a stockholder of the Company unless and until the exercise of the Representatives' Warrants. The number of securities deliverable upon any exercise of the Representatives' Warrants or their underlying securities and the exercise price of the Representatives' Warrants are subject to adjustment to protect against any dilution upon the occurrence of certain events, including issuance of stock dividends, stock splits, subdivision or combination of outstanding stock and reclassification of stock.

    The Company has agreed with the Representatives to register the Representatives' Warrants and/or the underlying shares for resale, on one such occasion at any time during the four-year period commencing one year following the date of this Prospectus upon written demand by the Representatives. The Company has agreed with the Representatives that if, during the four-year period commencing one year following the date of this Prospectus, the Company registers any of its Common Stock for sale pursuant to a registration statement (with the exception of Form S-4, Form S-8 or other inappropriate form), it will use its best efforts, upon request of any of holder of the Representatives' Warrants and/or the underlying shares, to include such securities as a part of the registration statement. The Company will bear all the costs, except underwriting discounts and the Representatives' legal fees, for any registration.

    The Representatives will also receive at the closing of the Offering a non-accountable expense allowance equal to 2% of the aggregate public offering price of the shares of Common Stock sold in the Offering including proceeds from the Over-Allotment Option, if exercised. The Representatives' expenses in excess of the non-accountable expenses allowance, including their legal expenses, will be borne by the Representatives. To the extent that the expenses of the Representatives are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representatives.

    The Company, and its executive officers, directors and certain other stockholders have agreed that for a period of 365 days after the date of this Prospectus they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell, or otherwise dispose of shares of Common Stock or other securities which are substantially similar to the Common Stock or securities convertible into or exercisable or exchangeable for or any rights to purchase or acquire Common Stock or securities which are substantially similar to the Common Stock without the prior written consent of the Representatives.

    Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this Offering. The public offering price has been determined by arms-length negotiations between the Company, the Selling Stockholder and the Representatives and will not necessarily bear any relationship to assets, book value, earnings history or other investment criteria. The primary factors considered in determining such offering price included the trading price for the Company's Common Stock, the history of and prospects for the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the history of and prospects for the Company's business, the Company's past and present operations and earnings and the trend of such earnings, the prospects for future earnings of the Company, the Company's current financial position, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors. There can be no assurance, however, that the prices at which the Common Stock will trade in the public market following the Offering will not be lower than the initial public offering price.

    The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the Underwriters may be required to make in respect thereof.

    The Representatives have advised the Company that they do not expect any sales by the Underwriters to accounts over which they exercise discretionary authority.

    The foregoing is a brief summary of the provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. The Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Certain persons participating in the Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member in connection with the Offering are purchased in syndicate covering transactions. Such transactions may be effected on the American Stock Exchange, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    As of January 20, 1998, the Cruttenden Roth Bridge Fund LLC (the "Bridge Fund") and Beta Research Corporation purchased from the Company $323,125 and $226,875, respectively, in Senior Subordinated Secured Notes (the "Bridge Notes") at a discount of 90.9% of the principal amount of the Bridge Notes and Bridge Warrants to purchase 47,000 and 33,000 shares of the Company's Common Stock, respectively. Cruttenden Roth Incorporated owns a 75% interest in the Bridge Fund. The Bridge Notes bear interest at the rate of 12% per annum payable on a monthly basis.

    The Bridge Warrants provide for registration rights similar to those provided under the Representatives' Warrants. The Bridge Warrants will be exercisable for a period of four years, commencing one year after the date of this Prospectus, at an initial per share exercise price equal to the greater of $6.00 or 120% of the price set forth on the cover page of this Prospectus. Neither the Bridge Warrants nor the shares of Common Stock issuable upon the exercise thereof may be transferred, assigned or hypothecated until one year from the date of this Prospectus, except that they may be assigned, in whole or in part, (i) to individuals who are either officers or partners of Cruttenden, or (ii) by will or the laws of descent and distribution or (iii) to certain successors of Cruttenden. Any profit realized by Cruttenden on the sale of securities issuable upon exercise of the Bridge Warrants may be deemed to be additional compensation.

                                 LEGAL MATTERS

    Counsel for the Company, Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California, have rendered an opinion to the effect that the Common Stock offered by the Company upon sale will be duly and validly issued, fully paid and non-assessable. Troop Meisinger Steuber & Pasich, LLP holds warrants to purchase approximately 35,555 shares of Common Stock of the Company. Graham & James LLP, San Francisco, California, has acted as counsel to the Underwriters in connection with certain legal matters relating to this Offering.

                                    EXPERTS

    The consolidated financial statements of the Company at August 31, 1997 and 1996, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act for the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits included with the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference. For further information about the Company and the shares offered by this Prospectus, reference is hereby made to the Registration Statement and exhibits included with the Registration Statement. A copy of the Registration Statement, including exhibits, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

    Upon consummation of the Offering, the Company will become subject to the information requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission in accordance with its rules. These reports and other information concerning the Company may be inspected and copied at the public reference facilities referred to above as well as certain regional offices of the Securities and Exchange Commission.

    The Securities and Exchange Commission maintains a Web Site which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission (such as the Company) at http:\\www.sec.gov.

    The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                              TAG-IT PACIFIC, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Certified Public Accountants                                                              F-2

Consolidated Balance Sheets as of August 31, 1996 and 1997 and as of November 30,
  1997 (unaudited)                                                                                              F-3

Consolidated Statements of Operations for the years ended August 31, 1996 and 1997 and for the three month
  periods (unaudited) ended November 30, 1996 and 1997                                                          F-4

Consolidated Statements of Stockholders' Deficiency for the years ended August 31, 1996 and 1997 and for
  the three month period (unaudited) ended November 30, 1997.                                                   F-5

Consolidated Statements of Cash Flows for the years ended August 31, 1996 and 1997 and for the three month
  periods (unaudited) ended November 30, 1996 and 1997                                                          F-6

Notes to Consolidated Financial Statements                                                                      F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Tag-It Pacific, Inc.
Los Angeles, California

    We have audited the accompanying consolidated balance sheets of Tag-It Pacific, Inc. as of August 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tag-It Pacific, Inc. at August 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                                          /s/ BDO Seidman, LLP

Los Angeles, California
October 17, 1997.

                         TAG-IT PACIFIC, INC. (NOTE 1)

                          CONSOLIDATED BALANCE SHEETS

                                                                                AUGUST 31,
                                                                       ----------------------------
                                                                           1996           1997
                                                                       -------------  -------------  NOVEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                          ASSETS (NOTE 6)
Current Assets:
  Cash...............................................................  $      89,873  $     148,062  $     136,533
  Accounts receivable (Note 11)......................................      1,430,022      1,990,206      2,066,264
  Due from related parties (Note 12).................................         75,372        102,092        112,556
  Inventories (Note 3)...............................................      1,206,026      2,017,503      2,216,479
  Prepaid expenses and other current assets..........................        217,400        215,678        243,203
                                                                       -------------  -------------
    Total current assets.............................................      3,018,693      4,473,541      4,775,035

Property and equipment, net (Note 4).................................        606,558        922,262        965,248
Other assets.........................................................         54,963         49,153        286,000
                                                                       -------------  -------------  -------------
Total Assets.........................................................  $   3,680,214  $   5,444,956  $   6,026,283
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
                             LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Bank overdrafts....................................................  $     175,647  $     251,115  $     410,922
  Due to factor, net (Note 2)........................................        563,927         94,786        281,343
  Current portion of long-term debt (Note 5).........................        180,136        158,176        122,668
  Current portion of notes payable to related parties (Note 6).......      1,179,953        912,898        276,727
  Accounts payable...................................................      2,696,837      3,294,442      3,789,163
  Accrued expenses...................................................        775,691      1,569,363      1,057,843
                                                                       -------------  -------------  -------------
    Total current liabilities........................................      5,572,191      6,280,780      5,938,666

Long-term debt, less current portion (Note 5)........................        189,660         55,315         55,315
Notes payable to related parties, less current portion...............       --            1,249,698      1,249,698
                                                                       -------------  -------------  -------------
Total Liabilities....................................................      5,761,851      7,585,793      7,243,679

Commitments and contingencies (Note 10)..............................
Stockholders' Deficiency (Notes 8 and 12)............................
  Preferred stock, $.001 par value; 3,000,000 shares authorized; no
    shares issued and outstanding ...................................       --             --
  Common stock; $.001 par value; 15,000,000 shares authorized;
    2,085,609 shares issued and outstanding at August 31, 1996 and
    1997; 2,470,011 at November 30, 1997.............................          2,086          2,086          2,470
  Additional paid-in capital.........................................         82,914         82,914        957,530
  Accumulated deficit................................................     (2,166,637)    (2,225,837)    (2,177,396)
                                                                       -------------  -------------  -------------
      Total stockholders' deficiency.................................     (2,081,637)    (2,140,837)    (1,217,396)
                                                                       -------------  -------------  -------------
Total Liabilities and Stockholders' Deficiency.......................  $   3,680,214  $   5,444,956  $   6,026,283
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                         TAG-IT PACIFIC, INC. (NOTE 1)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEARS ENDED AUGUST 31,
                                                          ----------------------------
                                                              1996           1997
                                                          -------------  -------------      THREE MONTHS ENDED
                                                                                               NOVEMBER 30,
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
Net sales (Note 11).....................................  $  14,738,041  $  19,539,411  $  4,890,000  $  4,751,117
Cost of goods sold......................................     10,090,538     12,546,541     3,341,000     3,034,884
                                                          -------------  -------------  ------------  ------------
  Gross profit..........................................      4,647,503      6,992,870     1,549,000     1,716,233

Selling, general and administrative expenses............      4,973,058      5,896,543     1,444,000     1,349,985
Write-off of printing division (Note 9).................       --              231,803       116,000       --
                                                          -------------  -------------  ------------  ------------
  Total operating expenses..............................      4,973,058      6,128,346     1,560,000     1,349,985
                                                          -------------  -------------  ------------  ------------

Income (loss) from operations...........................       (325,555)       864,524       (11,000)      366,248
Interest expense........................................        464,805        810,681       197,000       260,519
                                                          -------------  -------------  ------------  ------------
Income (loss) before income taxes.......................       (790,360)        53,843      (208,000)      105,729
Provision for income taxes (Note 7).....................       --              113,043       --             57,288
                                                          -------------  -------------  ------------  ------------
  Net income (loss).....................................  $    (790,360) $     (59,200) $   (208,000) $     48,441
                                                          -------------  -------------  ------------  ------------
                                                          -------------  -------------  ------------  ------------
Historical information (Note 1):
  Net income (loss) per share...........................  $        (.37) $        (.03) $       (.10) $        .02
                                                          -------------  -------------  ------------  ------------
                                                          -------------  -------------  ------------  ------------
  Weighted average shares outstanding...................      2,159,666      2,159,666     2,159,666     2,544,068
                                                          -------------  -------------  ------------  ------------
                                                          -------------  -------------  ------------  ------------

Pro forma information (Note 1):
  Net loss per share....................................                 $        (.02)
                                                                         -------------
                                                                         -------------
  Weighted average shares outstanding...................                     2,544,068
                                                                         -------------
                                                                         -------------

          See accompanying notes to consolidated financial statements

                         TAG-IT PACIFIC, INC. (NOTE 1)
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                      YEARS ENDED AUGUST 31, 1996 AND 1997

                                  COMMON STOCK          PREFERRED STOCK     ADDITIONAL
                             -----------------------  --------------------   PAID-IN     ACCUMULATED
                                SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT         TOTAL
                             ------------  ---------  ---------  ---------  ----------  -------------  -------------
Balance, September 1,
  1995.....................     2,085,609  $   2,086     --      $          $   82,914  $  (1,376,277) $  (1,291,277)

  Net loss.................       --          --         --         --          --           (790,360)      (790,360)
                             ------------  ---------  ---------  ---------  ----------  -------------  -------------

Balance, August 31, 1996...     2,085,609      2,086     --                     82,914     (2,166,637)    (2,081,637)
  Net loss.................       --          --         --         --          --            (59,200)       (59,200)
                             ------------  ---------  ---------  ---------  ----------  -------------  -------------

Balance, August 31, 1997...     2,085,609  $   2,086     --      $          $   82,914  $  (2,225,837) $  (2,140,837)
                             ------------  ---------  ---------  ---------  ----------  -------------  -------------
                             ------------  ---------  ---------  ---------  ----------  -------------  -------------

Issuance of Common Stock
  (unaudited) (Note 6).....       384,402        384     --         --         874,616       --              875,000

Net income (unaudited).....       --          --         --         --          --             48,441         48,441
                             ------------  ---------  ---------  ---------  ----------  -------------  -------------

Balance, November 30, 1997
  (unaudited)..............     2,470,011  $   2,470     --      $  --      $  957,530  $  (2,177,396) $  (1,217,396)
                             ------------  ---------  ---------  ---------  ----------  -------------  -------------
                             ------------  ---------  ---------  ---------  ----------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                         TAG-IT PACIFIC, INC. (NOTE 1)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED
                                                         1996 AUGUST 31,1997
                                                     -------------  -------------       THREE MONTHS ENDED
                                                                                           NOVEMBER 30,
                                                                                       1996           1997
                                                                                   -------------  -------------
                                                                                    (UNAUDITED)    (UNAUDITED)
Increase (decrease) in cash
Cash flows from operating activities:
  Net income (loss)................................  $    (790,360) $     (59,200) $    (208,000) $      48,441
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization..................        144,484        268,047         68,000         84,000
    Changes in operating assets and liabilities:
      Accounts receivables.........................       (584,525)      (560,184)      (698,385)       (76,058)
      Inventories..................................       (525,117)      (811,477)       (51,974)      (198,976)
      Other assets.................................         (8,065)         5,810         18,963       (236,847)
      Prepaid expenses and other current assets....       (117,088)         1,722       (200,600)       (27,525)
      Accounts payable.............................        271,355        597,605       (436,837)       494,721
      Accrued expenses.............................        379,074        793,672      1,031,352       (511,520)
                                                     -------------  -------------  -------------  -------------
  Net cash (used in) provided by operating
    activities.....................................     (1,230,242)       235,995       (477,481)      (423,764)

Cash flows from investing activities:
    Loans to related parties.......................         25,503        (26,720)        45,372        (10,464)
    Acquisition of property and equipment..........       (488,360)      (583,751)      (109,442)      (126,986)
                                                     -------------  -------------  -------------  -------------
  Net cash used in investing activities............       (462,857)      (610,471)       (64,070)      (137,450)

Cash flows from financing activities:
    Bank overdraft.................................         26,759         75,468          1,353        159,807
    Net advances from factor.......................        734,987       (469,141)       (67,520)       186,557
    Proceeds from long-term debt...................        369,796       --             --             --
    Payments on long-term debt.....................       --             (156,305)       (68,180)       (35,508)
    Proceeds from notes payable to related
      parties......................................        588,946      1,716,672        645,025        238,829
    Repayments of notes payable to related
      parties......................................        (34,996)      (734,029)      --             --
                                                     -------------  -------------  -------------  -------------
  Net cash provided by financing activities........      1,685,492        432,665        510,678        549,685
                                                     -------------  -------------  -------------  -------------

Net increase (decrease) in cash....................         (7,607)        58,189        (30,873)       (11,529)

Cash at beginning of year..........................         97,480         89,873         89,873        148,062
                                                     -------------  -------------  -------------  -------------
Cash at end of year................................  $      89,873  $     148,062  $      59,000  $     136,533
                                                     -------------  -------------  -------------  -------------
                                                     -------------  -------------  -------------  -------------
Supplemental Disclosure of Cash Flow Information
  Cash paid during the year for:
    Interest.......................................  $     260,220  $     566,599  $     197,000  $     260,519
    Income Taxes...................................  $      30,204  $      19,404  $    --             --
  Non-cash financing activity
    Note payable converted to equity (Note 6)......  $    --        $    --        $    --        $     875,000

          See accompanying notes to consolidated financial statements.

                              TAG-IT PACIFIC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    Tag-It Pacific, Inc. (the "Company") was incorporated in September 1997 and was formed to combine several existing related operating entities under a single holding company.

    The Company combines Tag-It, Inc., a California corporation ("Tag-It"); Tag-It Printing & Packaging Ltd., a British Virgin Islands corporation ("Tag-It Hong Kong"); Tag It de Mexico S.A. de C.V. ("Tag-It Mexico"); A.G.S. Stationery, Inc., a California corporation ("AGS Stationery"); and Pacific Trim & Belt, Inc., a California corporation ("Pacific Trim") (collectively, the "Subsidiaries").

    On October 17, 1997, Tag-It Pacific L.L.C., a Delaware limited liability company ("Tag-It Pacific LLC"), acquired all of the outstanding capital stock of each of the Subsidiaries for an aggregate of 2,470,001 membership units of Tag-It Pacific LLC and assumed outstanding options and warrants to purchase equity securities of certain Subsidiaries in a stock-for-unit exchange (the "Exchange"). Immediately prior to the expected effectiveness of the Company's initial public offering, the outstanding membership units of Tag-It Pacific LLC will be converted to 2,470,001 shares of Common Stock of the Company (the Exchange and such conversion are referred to as the "Conversion").

    The accompanying consolidated financial statements consist of the Subsidiaries presented on a consolidated basis to give effect to the Conversion as of the earliest period presented and treated as a reorganization of entities under common control accounted for in a manner similar to a pooling of interests. Accordingly, all references to shares of Common Stock and related share prices have assumed the effects of the Conversion.

    All significant intercompany accounts and transactions have been eliminated in consolidation.

    NATURE OF BUSINESS

    The Company operates in one reportable business segment, apparel and accessory industry. The Company provides labels, hang tags, buttons and other trimmings to apparel manufacturers. The Company also designs, produces and markets specialty stationery products under license agreements for branded stationery products. The Company has production facilities in the United States, Hong Kong and Mexico. The Company's products are sold in the United States and Hong Kong. Sales in Hong Kong were $2,030,245 and $2,119,582 for the years ended August 31, 1996 and 1997, and $679,000 and $508,600 for the three months ended November 30, 1996 and 1997.

    REVENUE RECOGNITION

    Sales are recorded at the time of shipment.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Major improvements and replacements of property and equipment are capitalized. Maintenance and repairs are charged to expense as incurred. Upon retirement

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) or other disposition of property and equipment, applicable cost and accumulated depreciation and amortization are removed from the accounts and any gains or losses are included in results of operations. The Company capitalizes the cost of films, dies, molds and art designs. The cost capitalized includes direct material and direct labor cost.

    Depreciation of property and equipment is computed using the straight-line method based on estimated useful lives ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the term of the lease or the estimated life of the related improvements, whichever is shorter.

    INCOME TAXES

    The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the year in deferred tax assets and liabilities.

    Income taxes have been provided on a separate company basis. Pacific Trim has elected to be treated as an S corporation under the Internal Revenue Code for the years ended August 31, 1996 and 1997. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the corporation taxable income. The S corporation was terminated on October 16, 1997 in conjunction with the Exchange. Therefore, no provision or benefit for income taxes has been included in the accompanying consolidated financial statements for this S corporation.

    NET LOSS PER SHARE

    Historical net loss per share is based on the weighted average number of shares outstanding as if the reorganization took place at the beginning of each period presented and after giving pro forma effect to the Conversion in connection with the initial public offering and includes the weighted average effect of options which occurred below the expected offering price per share in accordance with SAB 83.

    Pro forma net loss per share is based on the weighted average number of shares outstanding and after giving pro forma effect to the Conversion in connection with the initial public offering and includes the weighted average effect of options and the debt conversion subsequent to year end which occurred below the expected offering price per share in accordance with SAB 83.

    STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods or services from non-employees in exchange for equity instruments. SFAS 123 also gives the option to account for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Employees," or SFAS 123. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in APB 25 and not the method established by SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the measurement date over the amount an employee must pay to acquire stock.

    When SFAS 123 is not adopted related to stock-based employee compensation, SFAS 123 requires that companies present in a footnote the effect of measuring the cost of stock-based employee compensation at the grant date based on the value of the award and recognize this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the option as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. DUE TO FACTOR: Due to the short-term nature and variable interest rates under the factor agreements, the fair value approximates the carrying value. ACCOUNTS RECEIVABLE: Due to the short-term nature of the receivables, the fair value approximated the carrying value. DUE FROM RELATED PARTIES AND NOTES PAYABLE TO RELATED PARTIES: Due to the related party nature of the loan and notes, the fair value cannot be determined. LONG-TERM DEBT: Estimated based upon current market borrowing rates for loans with similar terms and maturities.

    INTERIM FINANCIAL INFORMATION

    The interim financial statements for the three months ended November 30, 1996 and 1997 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting of normal recurring adjustments) necessary for fair presentaion of the results of the interim period. The results of operations for the three months ended November 30, 1997 are not necessarily indicative of the results for the entire year.

    NEW ACCOUNTING PRONOUNCEMENTS

    The Statement of Financial Accounting Standard Number 128 ("SFAS No. 128"), "Earnings Per Share" ("EPS"), is effective for financial statements issued for the periods ending after December 15, 1997, including interim periods. The SFAS No. 128 requires restatement of all prior period EPS data presented. The new standard also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company does not expect the adoption will have a material effect on its EPS calculation.

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by SFAS No. 128. The Company does not expect adoption of SFAS No. 129 to have a material effect, if any, on its consolidated financial position or results of operations.

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.

    Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131") is effective for financial statements beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to stockholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its consolidated results of operations.

2.  DUE TO FACTOR

    The Company assigns its qualified accounts receivable without recourse under its two factoring agreements. The Company pays a fixed commission and may borrow up to 80% of its eligible accounts receivable. Interest is charged at 2.5% over the prevailing reference rate (8.5% at August 31, 1997). Factored accounts receivable without recourse amounted to $1,016,995, $1,326,383 and $987,184 at August 31, 1996, 1997 and November 30, 1997, respectively. In addition, the Company receives advances from the factors relating to receivables factored with recourse. The amounts due to the factor at August 31, 1996, 1997 and November 30, 1997 were $563,927, $94,786 and $281,343, respectively.

3.  INVENTORIES

    Inventories consist of the following:

                                                              AUGUST 31,          NOVEMBER 30,
                                                      --------------------------  ------------
                                                          1996          1997          1997
                                                      ------------  ------------  ------------
Raw materials.......................................  $    108,750  $    269,539  $    250,400
Work-in-process.....................................       354,625       458,079       428,600
Finished goods......................................       742,651     1,289,885     1,537,479
                                                      ------------  ------------  ------------
                                                      $  1,206,026  $  2,017,503  $  2,216,479
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

4.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                              AUGUST 31,          NOVEMBER 30,
                                                      --------------------------  ------------
                                                          1996          1997          1997
                                                      ------------  ------------  ------------
Furniture and fixtures..............................  $    214,753  $    343,725  $    350,400
Machinery and equipment.............................       387,750       427,797       492,585
Leasehold improvements..............................       162,211       195,822       185,905
Films, dies, molds and art designs..................       271,450       652,571       675,186
                                                      ------------  ------------  ------------
                                                         1,036,164     1,619,915     1,704,076
Accumulated depreciation and amortization...........      (429,606)     (697,653)     (738,828)
                                                      ------------  ------------  ------------
                                                      $    606,558  $    922,262  $    965,248
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                              TAG-IT PACIFIC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

5.  LONG-TERM DEBT

    Long-term debt consist of the following:

                                                           AUGUST 31,
                                                     ----------------------  NOVEMBER 30,
                                                        1996        1997         1997
                                                     ----------  ----------  ------------
Payable to a former shareholder dated October 1994
with monthly payments of $11,900, interest imputed
at 10.75% maturing December 1998...................  $  293,541  $  176,649   $  144,021

Note payable to, an unrelated company, dated
September 30, 1995, payable on demand with interest
accruing at 10%....................................      25,200      25,200       25,200

Other..............................................      51,055      11,642        8,762
                                                     ----------  ----------  ------------

                                                        369,796     213,491      177,983

    Current portion................................     180,136     158,176      122,668
                                                     ----------  ----------  ------------

                                                     $  189,660  $   55,315   $   55,315
                                                     ----------  ----------  ------------
                                                     ----------  ----------  ------------

    Aggregate maturities of long-term debt in the next five years are as follows:

YEAR                                                              AMOUNT
--------------------------------------------------------------  ----------
1999..........................................................  $   49,433
2000..........................................................       2,880
2001..........................................................       3,002
                                                                ----------
                                                                $   55,315
                                                                ----------
                                                                ----------

    The estimated fair value of long term debt, is $364,492, $210,118, and $175,171 at August 31, 1996, 1997 and November 30, 1997.

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

6.  NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties consist of the following:

                                                         AUGUST 31,
                                                 --------------------------  NOVEMBER 30,
                                                     1996          1997          1997
                                                 ------------  ------------  ------------
Six notes payable issued in 1996 and four notes
payable issued in 1997 and two notes payable
issued in 1998 to companies which are owned by
officers and directors of the Company with no
monthly payments and interest accrued ranging
from 7.5% to 10% annually, due and payable on
the fifteenth day following delivery of written
demand for payment which may be delivered at
any time following December 31, 1998...........  $  1,132,099  $    446,626   $  568,626

Five notes payable to officers and directors of
the Company with no monthly payments and
interest ranging from 7.5% to prime plus 3.5%
annually, due and payable on the fifteenth day
following delivery of written demand for
payment which may be delivered at any time
following December 31, 1998....................        47,854       125,970      115,827

Notes payable to NPM Investments, Inc., which
is a majority owned by the Chairman of the
Company. The notes require no monthly payments
and interest accrues at 7.5% annually, due and
payable on the fifteenth day following delivery
of written demand for payment which may be
delivered at any time following December 31,
1998, collateralized by the assets of Tag-It,
Inc............................................       --            715,000      841,972

Note payable to NPM Investments, Inc., which is
majority owned by the Chairman of the Company.
The note, dated August 23, 1996 was made
without interest and no maturity date. The note
was converted to 384,402 shares on October 16,
1997. See Note 12..............................       --            875,000       --
                                                 ------------  ------------  ------------

                                                    1,179,953     2,162,596    1,526,425

Less: Current maturities of notes payable......     1,179,953       912,898      276,727
                                                 ------------  ------------  ------------

                                                 $    --       $  1,249,698   $1,249,698
                                                 ------------  ------------  ------------
                                                 ------------  ------------  ------------

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

7.  INCOME TAXES

    The components of the provision for income taxes are as follows:

                                                                          THREE MONTHS ENDED
                                                   YEARS ENDED AUGUST
                                                           31,               NOVEMBER 30,
                                                  ---------------------  --------------------
                                                    1996        1997       1996       1997
                                                  ---------  ----------  ---------  ---------
Current:
  Federal.......................................  $  --      $   --      $  --      $  39,269
  State.........................................     --           6,920     --         11,896
                                                  ---------  ----------  ---------  ---------
                                                     --           6,920     --         51,165
                                                  ---------  ----------  ---------  ---------

Deferred:
  Federal.......................................  $  --      $   76,899  $  --      $   4,699
  State.........................................     --          29,224     --          1,424
                                                  ---------  ----------  ---------  ---------
                                                     --         106,123     --          6,123
                                                  ---------  ----------  ---------  ---------
                                                  $  --      $  113,043  $  --      $  57,288
                                                  ---------  ----------  ---------  ---------
                                                  ---------  ----------  ---------  ---------

    A reconciliation of the statutory Federal income tax rate with the Company's effective income tax rate is as follows:

                                                                      THREE MONTHS ENDED
                                            YEARS ENDED AUGUST 31,       NOVEMBER 30,
                                            -----------------------  ---------------------
                                               1996         1997        1996       1997
                                            -----------  ----------  ----------  ---------
Federal statutory rate....................  $  (268,722) $   18,307  $  (70,720) $  35,948
Change in valuation allowance.............      471,070     194,074      83,200     14,333
Meals and entertainment...................        3,040      --          --         --
State taxes net of federal benefit........     (100,172)    (55,896)    (12,480)     7,007
Pro forma effect of taxes on S-Corp.......     (105,216)    (43,442)     --         --
                                            -----------  ----------  ----------  ---------
                                            $   --       $  113,043  $   --      $  57,288
                                            -----------  ----------  ----------  ---------
                                            -----------  ----------  ----------  ---------

    The primary components of temporary differences which give rise to the Company's deferred assets and deferred tax liabilities are as follows:

                                                              AUGUST 31,
                                                       ------------------------  NOVEMBER 30,
                                                          1996         1997          1997
                                                       -----------  -----------  ------------
Deferred tax assets:
  Net operating loss carryforwards...................  $   513,489  $   659,662   $  673,995
  Other temporary differences........................        1,331        5,482        5,482
Valuation allowance..................................     (471,070)    (665,144)    (679,477)
                                                       -----------  -----------  ------------
  Total deferred tax assets..........................       43,750      --            --
                                                       -----------  -----------  ------------

Deferred tax liabilities:
  Depreciation.......................................      (43,750)    (106,123)    (112,246)
                                                       -----------  -----------  ------------
    Net deferred tax asset (liability)...............  $   --       $  (106,123)  $ (112,246)
                                                       -----------  -----------  ------------
                                                       -----------  -----------  ------------

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

7.  INCOME TAXES (CONTINUED)
    A valuation allowance has been established for the deferred tax assets which management has determined are not more likely than not to be realizable.

    At November 30, 1997, the Company has Federal and state net operating loss ("NOL") carryforwards of approximately $1,573,000 and $1,479,000 respectively. The Federal NOL is available to offset future taxable income through 2011, and the state NOL expires in 2001. The Company's ability to utilize the NOL carryforwards are dependent upon the Company's ability to generate taxable income in future periods and may be limited due to restrictions imposed to under Federal and state laws upon a change in ownership. The NOL's stated above are subject to separate return year loss limitations.

8.  STOCK OPTIONS AND WARRANTS

    WARRANTS

    In June 1994, one executive officer was granted warrants to purchase 39,235 shares of the Company's Common Stock at $.71 per share, the estimate fair value of the Common Stock on the grant date. The warrants vest immediately and are exercisable through their expiration date of December 2002.

    In connection with certain professional services provided by a related party (see Note 12), the Company issued warrants in January, 1996 to purchase 22,841 shares of the Company's Common Stock at an exercise price of $.76 per share. The exercise price was the Company's estimate of the fair value of the Common Stock on the date of grant. The shares of Common Stock underlying the warrants vest immediately and are exercisable through their expiration date of December 2002.

    In connection with certain professional services provided by the Company's counsel, the Company agreed to issue warrants in October, 1997 to purchase approximately 35,555 shares of common stock at an exercise price of approximately $3.60 per share. The warrants vest immediately and expire five years following the grant date.

    STOCK OPTION INCENTIVE PLAN

    On October 1, 1997, the Company adopted the 1997 Stock Incentive Plan (the "1997 Plan"), which authorized the granting of a variety of stock-based incentive awards. A total of 562,500 shares of Common Stock have been reserved for issuance under the 1997 Plan. The 1997 Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors, who determine the recipients and terms of the awards granted. In September, October and November, 1997, the Company granted options to purchase 260,000 shares of Common Stock at an exercise price of $3.20 per share, the estimated fair value of the Common Stock on the grant date. The options vest immediately and are exercisable through their expiration date in 2007.

9.  WRITE-OFF OF PRINTING DIVISION

    In September, 1996, the Company acquired a printing operation located in Southern California. The results of the printing division were evaluated during the year and management decided to dispose of this division. Accordingly, the Company incurred $231,803 of incremental printing costs associated with this division during the year ended August 31, 1997.

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company is a party to a number of non-cancelable operating lease agreements involving buildings and equipment which expire at various dates. The future minimum lease commitments as of August 31, 1997 are as follows:

YEAR ENDING AUGUST 31,                                                               AMOUNT
--------------------------------------------------------------------------------  ------------
1998............................................................................  $    459,650
1999............................................................................       343,808
2000............................................................................       240,585
2001............................................................................        63,032
2002............................................................................        36,125
                                                                                  ------------
Total minimum payments..........................................................  $  1,143,200
                                                                                  ------------
                                                                                  ------------

    Total rental expense for the years ended August 31, 1996 and 1997 aggregated $212,644 and $416,832, respectively. Total rental expense for the three months ended November 30, 1996 and 1997 aggregated $46,067 and $65,193, respectively.

    ROYALTIES

    Under a license agreement with a major customer, the Company is required to pay royalties of 7% on licensed stationery products. Royalty expense of $26,250 and $139,278 is included in the statement operations for the years ended August 31, 1996 and 1997. Royalty expense of $18,231 and $(4,758) is included in the statement of operations for the three months ended November 30, 1996 and 1997.

    CONTINGENCIES

    The Company is subject to certain legal proceedings and claims arising in connection with its business. In the opinion of management, there are currently no claims that will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

11.  MAJOR CUSTOMERS

    Two customers accounted for 11.38 % and 15.09%, respectively of consolidated net sales for the year ended August 31, 1996, 11.12% and 18.34% for the year ended August 31, 1997, 14.0% and 15.9% for the three months ended November 30, 1996, and 14.4% and 21.2% for the three months ended November 30, 1997. The related amount of accounts receivable due from these customers amounted to $268,419 and $116,736 at August 31, 1996, $695,162 and $441,240 at August 31,
1997, and $168,856 and $628,881 at November 30, 1997.

12.  RELATED PARTY TRANSACTIONS

    The President and director of the Company is the general partner of D.P.S. Associates, a general partnership, which is the lessor of the Company's executive offices in Los Angeles, California, pursuant to a lease agreement with Pacific Trim. The lease provides for base rent of $9,072 per month and expires in April 2000.

                              TAG-IT PACIFIC, INC.

     (INFORMATION WITH RESPECT TO NOVEMBER 30, 1996 AND 1997 IS UNAUDITED)

12.  RELATED PARTY TRANSACTIONS (CONTINUED)
    The President and the Chief Executive Officer of the Company have personally guaranteed certain obligations of Tag-It and Pacific Trim under various equipment lease agreements which approximated $202,000. The President of the Company has also guaranteed Pacific Trim's obligations under its lease agreement for the premises in New York which provides for annual base rent of $16,800.

    In August 1996, NPM Investments, Inc. made a loan of $875,000 to Tag-It, without interest, pursuant to a convertible secured promissory note (the "convertible note") which was secured by all of the assets of Tag-It. The Chairman of the Board of the Company holds a significant equity interest in NPM Investments, Inc. In October 1997, the convertible note was converted, based on the original terms of the Convertible Note, which was based on the fair market value at the time of the issuance by NPM Investments, Inc. into fully paid non-assessable shares of Common Stock of Tag-It, Tag-It Hong Kong and AGS Stationery, which represent 384,402 shares of Common Stock of the Company.

    In September 1996, the President of the Company borrowed $100,000 from Mercantile National Bank, which loan was guaranteed by Tag-It. The term loan matures October 10, 1999. In September 1996, the $100,000 borrowed by the President of the Company was lent to Tag-It at the same interest rate payable on the President's loan to the bank. The loan from the President to Tag-It is due and payable on the fifteenth day following the date written demand for payment is made by the President.

    The CEO and President of the Company have each guaranteed the obligations of Tag-It under a term loan with Mercantile National Bank which matures June 8, 1998.

    In June 1997, AGS Stationery entered into a Collection Date Factoring Agreement (the "Safcor Agreement") with Safcor, Inc. ("Safcor"). An officer and director of Safcor is a stockholder of the Company. Pursuant to the Safcor Agreement, AGS Stationery has agreed to sell to Safcor all accounts receivable related to the sale of goods or the rendering of services by AGS Stationery for a purchase price equal to the gross amount of each account, less all discounts and credits and a factoring commission of 1.5% of the net amount of the account. In addition, Safcor has the right, at its sole discretion, to provide customers of AGS Stationery with the credit lines for the purchase of AGS Stationery's products. The Safcor Agreement may be terminated by either party upon 60 days prior written notice to the other party. Total factoring commissions paid to Safcor amounted to $18,309 for the year ended August 31, 1997.

    A Director of the Company controls a financial advisory firm, Averil Associates, Inc. ("Averil Associates"), which has performed various services for the Company including investigation of strategic financing and other corporate growth initiatives. As consideration of such services, AGS Stationery paid the aggregate amount of $26,123, plus out of pocket expenses. As additional compensation for such services, AGS Stationery has granted to Chloe Holdings, Inc., an affiliate of Averil Associates, warrants to purchase up to 135 Shares of Common Stock of AGS Stationery. Effective upon consolidation, the Chloe Warrants became exercisible for 22,841 shares of the common stock of the Company (see Note 8) and the Company has agreed to pay Averil Associates an additional $175,000 upon consummation of the offering.

13.  SUBSEQUENT EVENTS

    In September 1997, NPM Investments, Inc. made an additional loan of $127,000 to the Company. The loan bears interest at 7.5% per annum and is due December 31, 1998.

    The Company has entered into a letter of intent with an underwriter to sell shares of the Company in an Initial Public Offering.

    The Company intends to change its fiscal year end to December 31.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SHARES OF COMMON STOCK OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
The Company...............................................................    6
Risk Factors..............................................................    8
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Selected Consolidated Financial Data......................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   28
Management................................................................   37
Certain Transactions......................................................   43
Principal and Selling Stockholders........................................   46
Description of Capital Stock..............................................   47
Shares Eligible For Future Sale...........................................   50
Underwriting..............................................................   52
Legal Matters.............................................................   54
Experts...................................................................   54
Additional Information....................................................   55
Index to Consolidated Financial Statements................................  F-1

                            ------------------------

    UNTIL FEBRUARY 17, 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.

                                1,680,000 SHARES

                              TAG-IT PACIFIC, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                CRUTTENDEN ROTH
                                  INCORPORATED
                             JOSEPHTHAL & CO. INC.

                                JANUARY 23, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------